Exhibit (a)(1)(A)

ARUBA NETWORKS, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating
to the Aruba Networks, Inc. 2002 Stock Plan and 2007 Equity Incentive Plan,
covering securities that have been registered under the Securities Act of 1933.
February 17, 2009

ARUBA NETWORKS, INC.
Offer to Exchange Certain
Outstanding Options for New Options

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on March 17, 2009 unless we extend them.

          By this offer, we are giving you the opportunity to exchange certain of your outstanding options granted under the Aruba Networks, Inc. 2002 Stock Plan or the 2007 Equity Incentive Plan (together, the “Plans”), whether vested or unvested, for new options to purchase shares of our common stock (“New Options”). All employees of Aruba Networks, Inc. or our subsidiaries or affiliates (collectively referred to as the “Company,” “Aruba,” “we,” “our” or “us”), other than employees located in China, France, India and the Netherlands, may participate in this offer if they remain an active employee through the expiration of this offer and the date of grant for New Options. However, Dominic P. Orr (our President, Chief Executive Officer and Chairman of the Board), Steffan Tomlinson (Chief Financial Officer), Keerti Melkote (Chief Technology Officer), and Sriram Ramachandran (Vice President, Engineering) (collectively, the “Executive Officers”), and the members of our board of directors may not participate in this offer.
          If you are eligible to participate in this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange” or the “offer”), all of your outstanding and unexercised stock options to purchase our common stock that were granted prior to February 10, 2009, with an exercise price per share greater than or equal to $3.00 (“Eligible Options”), are eligible to be exchanged. Each New Option will be granted under and subject to the terms of the 2007 Equity Incentive Plan and will be subject to a new option agreement between you and Aruba.
          If you participate in this offer, you will receive New Options with an exercise price equal to the closing price of our common stock on the same day we cancel the Eligible Options that are exchanged pursuant to this Offer to Exchange (the “New Option Grant Date”), which we expect to be March 17, 2009. If the Expiration Date of the offer is extended, then the New Option Grant Date will be similarly extended.
          The New Options will vest in accordance with the following schedule: one-third (1/3) of the shares subject to each New Option will vest on the one-year anniversary of the New Option Grant Date, with the remainder vesting in equal monthly installments over the following two (2) years, unless certain exercisability restrictions apply due to requirements under local law. Vesting is subject to your continued service to us through each relevant vesting date. Your participation in this offer and the receipt of New Options does not provide any guarantee or promise of continued service with Aruba or its subsidiaries or affiliates.
          Our common stock is traded on the Nasdaq Global Market under the symbol “ARUN.” On
          February 13, 2009, the closing price of our common stock was $2.99 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.
          See “Risks of Participating in the Offer” beginning on page 10 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT
          If you participate in this offer, you must access the offer website, within the Company’s intranet, at http://optx/ (the “offer website”), and follow the instructions on the offer website. The offer website will also provide you with certain information about your Eligible Options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.
          If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.
          You must complete the election process (whether electronically or in paper form) in the foregoing manner before 9:00 p.m., Pacific Time, on March 17, 2009, unless the offer is extended. We will not accept delivery of any election after expiration of this offer. You may change your election to participate in the offer at any time before the offer expires by completing a new electronic election form in the manner described above or submitting a new paper election form, which can be obtained from Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com. Documents submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.
          Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
          You should direct questions about this offer or requests for additional copies of this Offer to Exchange and the other option exchange program documents to Jeannette Bjoernsen, our Stock Plan Manager, at:
Aruba Networks, Inc.
1344 Crossman Avenue
Sunnyvale, California 94089
Tel: (408) 754-8414
E-mail: jbjoernsen@arubanetworks.com
          We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.
          You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the New Options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A	1

RISKS OF PARTICIPATING IN THE OFFER	10

THE OFFER	29

1. Eligibility	29

2. Number of options; Expiration Date	29

3. Purpose of the offer	30

4. Procedures for electing to exchange options	31

5. Withdrawal rights and change of election	33

6. Acceptance of options for exchange and issuance of New Options	34

7. Conditions of the offer	35

8. Price range of shares underlying the options	36

9. Source and amount of consideration; terms of new options	37

10. Information concerning Aruba	40

11. Interests of directors and officers; transactions and arrangements concerning the options	40

12. Status of options acquired by us in the offer; accounting consequences of the offer	42

13. Legal matters; regulatory approvals	42

14. Material U.S. federal income tax consequences	42

15. Material non-U.S. income tax consequences and certain other non-U.S. considerations	44

16. Extension of offer; termination; amendment	44

17. Fees and expenses	45

18. Additional information	45

19. Financial statements	46

20. Miscellaneous	46

SCHEDULE A Information Concerning the Directors and Executive Officers of Aruba	A-1

SCHEDULE B Financial Statements of Aruba	B-2

SCHEDULE C A Guide to Issues for Employees Located and/or Subject to Tax Outside the U.S.	C-1

SUMMARY TERM SHEET
          The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offer to Exchange”) and the election form, together with its associated instructions available on the offer website at http://optx/. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.
Terms Used in This Offer
•	“Cancellation Date” refers to the same U.S. business day as the Expiration Date. This is the date when Exchanged Options will be cancelled. We expect that the Cancellation Date will be March 17, 2009. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

•	“Eligible Employees” refers to all employees of Aruba or one of its subsidiaries or affiliates (other than employees located in China, France, India and the Netherlands) who are active employees at the time of this offer and who remain employed through the date the Exchanged Options are cancelled. However, the Executive Officers and the members of our board of directors may not participate in this offer.

•	“Eligible Options” refers to the outstanding and unexercised stock options to purchase our common stock that were granted prior to February 10, 2009, with an exercise price per share greater than or equal to $3.00.

•	“Exchanged Options” refers to all options that you exchange pursuant to this offer.

•	“Executive Officers” refers to those officers of Aruba listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	“Expiration Date” refers to the date that this offer expires. We expect that the Expiration Date will be March 17, 2009, at 9:00 p.m., Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

•	“New Option Grant Date” refers to the date when New Options will be granted. We expect that the New Option Grant Date will be March 17, 2009. If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

•	“New Options” refers to the options issued pursuant to this offer that replace your Exchanged Options. The New Options will be granted on the New Option Grant Date under and subject to the terms of the 2007 Equity Incentive Plan and an option agreement between you and Aruba, including any relevant country-specific provisions set forth in the agreement.

•	“Offering Period” refers to the period from the commencement of this offer to the Expiration Date. We expect that this period will commence on February 17, 2009 and end at 9:00 p.m., Pacific Time, on March 17, 2009.

•	“Plans” refer to the Aruba Networks, Inc. 2002 Stock Plan and 2007 Equity Incentive Plan.

Q1.	Why is Aruba making this offer?

A1.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own new options that over time may have a greater potential to increase in value. (See Section 3 on page 30.)

Q2.	Who may participate in this offer?

A2.	You may participate in this offer if you are an Eligible Employee. You are an “Eligible Employee” if you are an active employee of Aruba or its subsidiaries or affiliates (other than an employee located in China, France, India or the Netherlands) at the time of this offer, you remain an Eligible Employee through the Expiration Date and the date of grant for New Options, and you hold Eligible Options. However, our Executive Officers and members of our board of directors may not participate in this offer. (See Section 1 on page 29.)

Q3.	Which options are eligible for exchange?

A3.	All options granted under the Plans, whether vested or unvested, that were granted prior to February 10, 2009 with an exercise price per share greater than or equal to $3.00 and that are outstanding as of the Cancellation Date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after the commencement of this offer, but before the Expiration Date, that particular option grant is not eligible for exchange. (See Section 2 on page 29.)

Q4.	Are there circumstances under which I would not be granted New Options?

A4.	Yes. If, for any reason, you are no longer an employee of Aruba or one of its subsidiaries or affiliates on the New Option Grant Date, you will not receive any New Options. Instead, you will keep your current Eligible Options, and they will expire in accordance with their terms. If you are a U.S. employee, your employment with Aruba will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 on page 29.)

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13 on page 42.)

Q5.	How do I participate in this offer?

A5.	If you are an Eligible Employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must access the offer website, within the Company’s intranet, and click on the “Make an Election” tab. You will be directed to your electronic election form that contains the following personalized information with respect to each Eligible Option you hold:
•	the grant date indicated for the Eligible Option on the applicable option agreement;

•	the current exercise price per share in effect for the Eligible Option;

•	the number of shares of the Company’s common stock exchangeable under the Eligible Option; and

•	the election alternatives available to you.

You will need to make the appropriate selection next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible Options under their current terms. After completing the electronic election form, you will be directed to the Agreement to Terms of Election. Once you have read and agreed to such terms, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, click on the “Confirm” button to finalize your election. Please print and keep a copy of the completed Election Form for your records. At this point, you will have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on March 17, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.

If you wish to change your election to participate in this offer, you must access the offer website at http://optx/ and complete a new electronic election form before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new paper election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.

To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary of your outstanding Eligible Options.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4 on page 31.)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form to Jeannette Bjoernsen by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only via the offer website or in paper form via hand delivery or facsimile to Jeannette Bjoernsen. Responses submitted by any other means are not permitted. (See Section 4 on page 31.)

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary. To help you determine your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your Eligible Options. (See Section 2 on page 29 and Section 14 on page 42.)

Q7.	How many New Options will I receive for the options that I exchange?

A7.	Subject to the terms of this offer and upon our acceptance of your properly tendered options, your Exchanged Options will be exchanged for New Options one a one-for-one basis.

Example: If you exchange 1,000 Eligible Options, you will receive 1000 New Options at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect, to be March 17, 2009. (See Section 2 on page 29.)

Q8.	What will be the exercise price of my New Options?

A8.	The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the Nasdaq Global Market on the New Option Grant Date, which is expected to be March 17, 2009. We cannot predict the exercise price of the New Options. (See Section 9 on page 37.)

Q9.	When will my New Options vest and be exercisable?

A9.	The New Options will vest in accordance with the following schedule: one-third (1/3) of the shares subject to each New Option will vest on the one-year anniversary of the New Option Grant Date, with the remaining shares vesting in equal monthly installments over the following two (2) years. Vesting on any date is subject to your continued service to Aruba or its subsidiaries through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law. (See Section 9 on page 37.)

Q10.	Do I have to exchange all of my Eligible Options?

A10.	No. You may pick and choose which of your outstanding option grants you wish to exchange. This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering the entire remaining 300 shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 29.)

Q11.	When will my Exchanged Options be cancelled?

A11.	Your Exchanged Options will be cancelled on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be March 17, 2009 unless the offer period is extended. (See Section 6 on page 34.)

Q12.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A12.	Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your New Options. We expect that the New Option Grant Date will be March 17, 2009. In order to vest in the shares covered by the new option grant, you will need to remain an employee or service provider of Aruba through the applicable vesting dates, as described in Q&A 9. (See Section 1 on page 29.)

Q13.	When will I receive the New Options?

A13.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be March 17, 2009. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. You will receive your grant paperwork after the expiration of the offer. (See Section 6 on page 34.)

Q14.	Can I exchange shares of Aruba common stock that I acquired upon exercise of Aruba options?

A14.	No. This offer relates only to outstanding Aruba options. You may not exchange shares of Aruba common stock in this offer. (See Section 2 on page 29.)

Q15.	Will I be required to give up all of my rights under the cancelled options?

A15.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled, and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be March 17, 2009. (See Section 6 on page 34.)

Q16.	Will the terms and conditions of my New Options be the same as my Exchanged Options?

A16.	The terms and conditions of your New Options may vary from the terms and conditions of your Exchanged Options, but such changes generally will not substantially and adversely affect your rights, except that your New Options may have a different exercise price, will be classified as nonstatutory stock options for U.S. tax purposes, will have a new three (3) year vesting period from the New Option Grant Date and a maximum term of seven (7) years from the New Option Grant Date. (See Section 9 on page 37.) However, if you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for the applicable country(ies) to determine whether different terms will apply.

Your New Options will be granted under and subject to the terms and conditions of the 2007 Equity Incentive Plan and an option agreement between you and Aruba, including any relevant country-specific provisions set forth in the agreement. The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed. Additionally, your new option agreement will reflect any vesting acceleration provided for under your existing option agreement.

Q17.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A17.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain their current term. (See Section 6 on page 34.)

Q18.	How does Aruba determine whether an option has been properly tendered?

A18.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4 on page 31.)

Q19.	Will I have to pay taxes if I participate in the offer?

A19.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the New Option Grant Date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your New Options or when you sell your shares. (See Section 14 on page 42.)

If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please be sure to read Schedule C attached to this offer for the applicable country(ies) of residence which discusses the tax and other relevant legal consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q20.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A20.	The New Options granted in exchange for your old options will be granted as nonstatutory stock options, even if your old options were classified as incentive stock options.

We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 on page 37 and Section 14 on page 42.)

Q21.	Will I receive an option agreement?

A21.	Yes. All New Options will be subject to an option agreement between you and Aruba, including any relevant country-specific provisions set forth in the agreement, as well as to the terms and conditions of the 2007 Equity Incentive Plan. (See Section 9 on page 37.) The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed.

Q22.	Are there any conditions to this offer?

A22.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2 on page 29 and Section 7 on page 35.)

Q23.	If you extend the offer, how will you notify me?

A23.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled Expiration Date. (See Section 2 on page 29 and Section 16 on page 44.)

Q24.	How will you notify me if the offer is changed?

A24.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 2 on page 29 and Section 16 on page 44.)

Q25.	Can I change my mind and withdraw from this offer?

A25.	Yes. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new election form at any time until the extended offer expires, electing to retain your Eligible Options under their existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date. (See Section 5 on page 33.)

Q26.	How do I change my election?

A26.	To change your election with respect to your Eligible Options, you must do the following before the Expiration Date:

1.	Access the offer website and complete a new electronic election form; or

2.	If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.

The delivery of all documents is at your risk. Aruba intends to confirm the receipt of your new electronic election form (or paper election form) by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your electronic election form (or paper election form). If you need to confirm receipt after two (2) U.S. business days have elapsed, you may e-mail Jeannette Bjoernsen at jbjoernsen@arubanetworks.com.

Only electronic election forms (or paper election forms) that are complete, signed (electronically or otherwise) and actually received by Aruba by the deadline will be accepted. Election or paper election forms may be submitted only via the offer website or by hand delivery or facsimile to Jeannette Bjoernsen. Election or paper election forms submitted by any other means, including interoffice, e-mail, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (Section 5 on page 33.)

Q27.	What if I withdraw my election and then decide again that I want to participate in this offer?

A27.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the Expiration Date, in accordance with the procedures described in Q&A 26 and Section 4. (See also Q&A 5 and see Section 5 on page 33.)

Q28.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A28.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 10 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the New Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 on page 30.)

Q29.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A29.	For additional information or assistance, you should contact Jeannette Bjoernsen, our Stock Plan Manager, at:

Aruba Networks, Inc. 1344 Crossman Avenue Sunnyvale, California 94089 Tel: (408) 754-8414 E-mail: jbjoernsen@arubanetworks.com

(See Section 10 on page 40.)

RISKS OF PARTICIPATING IN THE OFFER
     Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended July 31, 2008 and our quarterly report on Form 10-Q for the quarter ended October 31, 2008, filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedule C discussing the tax consequences for employees subject to tax and/or social insurance contributions outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.
     In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.
     The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.
Tax-Related Risks
Your New Options will be nonstatutory stock options even if your Eligible Options are incentive stock options.
     The New Options will be classified for U.S. tax purposes as nonstatutory stock options. In general, if you are a U.S. tax resident, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.
The offer currently is expected to remain open for twenty-nine (29) calendar days. However, if we extend the offer so that it remains open for thirty (30) or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options that they choose not to exchange for favorable tax treatment.
     Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.
     However, if the offer period lasts for thirty (30) days or more, then any eligible incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until at least two (2) years after the new deemed option grant date, which is expected to be March 17, 2009, and more than one (1) year after the date you exercise such options.
     Note that, to the extent you tender and we accept your options for exchange in connection with the offer, your New Options will be classified as nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.
Tax-related risks for employees subject to non-U.S. tax and/or social insurance.
     Employees subject to tax and/or social insurance outside the U.S. should carefully review Schedule C attached to this offer for the relevant country(ies) to determine whether participation in the offer could trigger any negative tax consequences.
Tax-related risks for tax residents of multiple countries.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
Exchange rate risks for non-U.S. employees.
     The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.
Business-Related Risks
Risks Related to Our Business and Industry
     Our business, operating results and growth rates may be adversely affected by unfavorable economic and market conditions, as well as the volatile geopolitical environment.
     Economic conditions worldwide have had a negative impact on the specific segments and markets in which we operate. We are exposed to these adverse changes in general economic conditions, which can result in reductions in capital expenditures by end-user customers for our products, longer sales cycles, the deferral or delay of purchase commitments for our products and increased competition. These factors have adversely impacted our operating results and have created significant and increasing uncertainty for the future. For example, the average selling price for our products and our average deal size has decreased recently. In addition, our business depends on the overall demand for information technology (“IT”) and on the economic health of our current and prospective customers. Our current business and operating plan assumes that economic activity in general, and IT spending in particular, will decrease from current levels. We cannot be assured of the level of IT spending, the deterioration of which could have a material adverse effect on our results of operations and growth rates. The purchase of our products in some vertical markets may be discretionary and may involve a significant commitment of capital and other resources. Therefore, weak economic conditions, or a reduction in IT spending, even if economic conditions improve, would likely adversely impact our business, operating results and financial condition in a number of ways, including longer sales cycles, lower prices for our products and services, and reduced unit sales. For example, the recent worldwide economic and geopolitical turmoil, the continuing credit crisis that has affected worldwide financial markets, the extraordinary volatility in the stock markets and other current negative macroeconomic indicators, such as the recession in the United States and other economic downturns in global markets, or uncertainty or further weakening in key vertical or geographic markets, could negatively impact technology spending for the products and services we offer and materially adversely affect our business, operating results and financial condition. In addition, if interest rates rise, overall demand for our products and services could be further dampened and related IT spending may be reduced.
     We compete in new and rapidly evolving markets and have a limited operating history, which makes it difficult to predict our future operating results.
     We were incorporated in February 2002 and began commercial shipments of our products in June 2003. As a result of our limited operating history, it is very difficult to forecast our future operating results. In addition, we operate in an industry characterized by rapid technological change. You should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by early stage companies in rapidly evolving markets characterized by rapid technological change, changing customer needs, evolving industry standards and frequent introductions of new products and services. These risks and difficulties include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.
     In addition, our products are designed to be compatible with industry standards for secure communications over wireless and wireline networks. As we encounter changing standards, customer requirements and competitive pressures, we likely will be required to reposition our product and service offerings and introduce new products and services. We may not be successful in doing so in a timely and appropriately responsive manner, or at all. Our failure to address these risks and difficulties successfully could materially harm our business and operating results.
     Our operating results may fluctuate significantly, which makes our future results difficult to predict and could cause our operating results to fall below expectations.
     Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control.
     Furthermore, our product revenues generally reflect orders shipped in the same quarter they are received, and a substantial portion of our orders are often received in the last month of each fiscal quarter, a trend that we expect will continue and may, in fact, increase. As a result, if we are unable to ship orders received in the last month of each fiscal quarter, even though we may have business indicators about customer demand during a quarter, we may experience revenue shortfalls, and such shortfalls may materially adversely affect our earnings because we may not be able to adequately and timely adjust our expense levels.
     In addition to other risk factors listed in this “Risk Factors” section, factors that may cause our operating results to fluctuate include:

•	the impact of unfavorable worldwide economic and market conditions, including the restricted credit environment impacting credit of our channel partners and end user customers;

•	our ability to develop and maintain our two-tier distribution model;

•	fluctuations in demand, sales cycles and prices for our products and services;

•	reductions in customers’ budgets for information technology purchases and delays in their purchasing cycles;

•	the sale of our products in the timeframes we anticipate, including the number and size of orders in each quarter;

•	our ability to develop, introduce and ship in a timely manner, new products and product enhancements that meet customer requirements;

•	our dependence on several large vertical markets, including the federal, education and general enterprise vertical markets;

•	the timing of product releases or upgrades by us or by our competitors;

•	any significant changes in the competitive dynamics of our markets, including new entrants, or further consolidation;

•	our ability to control costs, including our operating expenses, and the costs of the components we purchase;

•	product mix and average selling prices, as well as increased discounting of products by us and our competitors;

•	the proportion of our products that are sold through direct versus indirect channels;

•	our ability to maintain volume manufacturing pricing from Flextronics Sales and Marketing North Asia (L) Ltd. and our component suppliers;

•	growth in our headcount and other related costs incurred in our customer support organization;

•	the timing of revenue recognition in any given quarter as a result of revenue recognition rules;

•	the regulatory environment for the certification and sale of our products; and

•	seasonal demand for our products, some of which may not be currently evident due to our revenue growth.
     Our quarterly operating results are difficult to predict even in the near term. In one or more future quarterly periods, our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could decline significantly.

     We have a history of losses and may not achieve profitability in the future.
     We have a history of losses and have not achieved profitability on a quarterly or annual basis. We experienced net losses of $6.4 million and $0.6 million for the first quarter of fiscal years 2009 and 2008, respectively. As of October 31, 2008 and July 31, 2008, our accumulated deficit was $124.6 million and $118.2 million, respectively. We expect to incur operating losses in the future as a result of the expenses associated with the continued development and expansion of our business, including expenditures to hire additional personnel relating to sales and marketing and technology development. If we fail to increase revenues or manage our cost structure, we may not achieve or sustain profitability in the future. As a result, our business could be harmed, and our stock price could decline.
     We have incurred and will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
     The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Stock Market, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
     In addition, the Sarbanes-Oxley Act requires us to furnish a report by our management on our internal control over financial reporting. Such report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. While we were able to assert in our Form 10-K for the fiscal year ended July 31, 2008 filed with the SEC on October 7, 2008 that our internal control over financial reporting was effective as of July 31, 2008, we must continue to monitor and assess our internal control over financial reporting. If we are unable to assert in any future reporting period that our internal control over financial reporting is effective (or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have an adverse effect on our stock price.
     Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate significantly.
     The timing of our revenues is difficult to predict. Our sales efforts involve educating our customers about the use and benefits of our products, including the technical capabilities of our products and the potential cost savings achieved by organizations that utilize our products. Customers typically undertake a significant evaluation process, which frequently involves not only our products but also those of our competitors and can result in a lengthy sales cycle, which typically averages four to six months in length but can be as long as 18 months. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will produce any sales. Recently, we have experienced longer sales cycles in connection with customers evaluating our new 802.11n solution and in light of general economic conditions in certain verticals. In addition, product purchases are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. For example, during the second quarter of fiscal 2008, we experienced a significant decrease in revenues in our federal vertical market, which represents sales to United States governmental entities. We view the federal vertical as highly dependent on large transactions, and therefore we could experience significant fluctuations from period to period in this vertical. If sales expected from a specific customer for a particular quarter are not realized in that quarter or at all, our business, operating results and financial condition could be materially adversely affected. Further, we experienced a slow down in growth in our second quarter of fiscal 2008 due to seasonality and expect to experience a slow down in growth in our second quarter of fiscal 2009, especially in the education, federal and retail verticals.
     The market in which we compete is highly competitive, and competitive pressures from existing and new companies may have a material adverse effect on our business, revenues, growth rates and market share.
     The market in which we compete is a highly competitive industry that is influenced by the following competitive factors:
•	comprehensiveness of the solution;

•	total cost of ownership;

•	performance of software and hardware products;

•	ability to deploy easily into existing networks;

•	interoperability with other devices;

•	scalability of solution;

•	ability to provide secure mobile access to the network;

•	speed of mobile connectivity offering;

•	ability to allow centralized management of products; and

•	ability to obtain regulatory and other industry certifications.
     We expect competition to intensify in the future as other companies introduce new products in the same markets we serve or intend to enter. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results or financial condition. If we do not keep pace with product and technology advances, there could be a material adverse effect on our competitive position, revenues and prospects for growth.
     A number of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier, regardless of product performance or features. Currently, we compete with a number of large and well established public companies, including Cisco Systems, primarily through its Wireless Networking Business Unit, and Motorola (through its subsidiary Symbol Technologies), as well as smaller private companies and new market entrants, any of which could reduce our market share, require us to lower our prices, or both.

     We expect increased competition from other established and emerging companies if our market continues to develop and expand. For example, our channel partners could market products and services that compete with our products and services. In addition, some of our competitors have made acquisitions or entered into partnerships or other strategic relationships with one another to offer a more comprehensive solution than they individually had offered. We expect this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry and as companies enter into partnerships or are acquired. Many of the companies driving this consolidation trend have significantly greater financial, technical and other resources than we do and are better positioned to acquire and offer complementary products and technologies. The companies resulting from these possible consolidations may create more compelling product offerings and be able to offer greater pricing flexibility, making it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or product functionality. Continued industry consolidation may adversely impact customers’ perceptions of the viability of smaller and even medium-sized technology companies and, consequently, customers’ willingness to purchase from such companies. These pressures could materially adversely affect our business, operating results and financial condition.
     We sell a majority of our products through value-added resellers (“VADs”), value-added resellers (“VARs”), and original equipment manufacturers (“OEMs”). If the third-party distribution sources on which we rely do not perform their services adequately or efficiently or if they exit the industry, and we are not able to quickly find adequate replacements, there could be a material adverse effect on our revenues and our cash flow.
     Our future success is highly dependent upon establishing and maintaining successful relationships with a variety of VADs, VARs, and OEMs, which we refer to as our indirect channel. Recently we’ve dedicated a significant amount of effort to establish and maintain a two-tier distribution model in the Americas. The percentage of our total revenues derived from sales through our indirect channel was 78.0% and 81.6%, for the first quarter of fiscal 2009 and 2008, respectively. We expect that over time, indirect channel sales will continue to constitute a substantial majority of our total revenues. Accordingly, our revenues depend in large part on the effective performance of our channel partners, including our largest channel partner, Alcatel-Lucent. Alcatel-Lucent accounted for 9.9% and 9.0% of our total revenues for the first quarter of fiscal 2009 and 2008, respectively. Our OEM supply agreement with Alcatel-Lucent provides that Alcatel-Lucent shall use reasonable commercial efforts to sell our products on a perpetual basis unless the agreement is otherwise terminated by either party. In addition, this OEM supply agreement restricts our ability to enter into channel partner relationships with other specified VADs, VARs, and OEMs without obtaining Alcatel-Lucent’s consent. Finally, the OEM supply agreement contains a “most-favored nations” clause, pursuant to which we agreed to lower the price at which we sell products to Alcatel-Lucent in the event that we agree to sell the same or similar products at a lower price to a similar customer on the same or similar terms and conditions. However, the specific terms of this “most-favored nations” clause are narrow and specific, and we have not to date incurred any obligations related to this term in the OEM supply agreement.
     Some of our third-party distribution sources may have insufficient financial resources and may not be able to withstand changes in worldwide business conditions, including economic downturns, abide by our inventory and credit requirements, or have the ability meet their financial obligations to us. If the third-party distribution sources on which we rely do not perform their services adequately or efficiently, or if they exit the industry and we are not able to quickly find adequate replacements, there could be a material adverse effect on our revenues, cash flow and market share. By relying on these indirect channels, we may have less contact with the end users of our products, thereby making it more difficult for us to establish brand awareness, ensure proper delivery and installation of our products, service ongoing customer requirements and respond to evolving customer needs. In addition, our channel partners may receive pricing terms that allow for volume discounts off of list prices for the products they purchase from us, which reduce our margins to the extent revenues from such channel partners increase as a proportion of our overall revenues.
     Recruiting and retaining qualified channel partners and training them in our technology and product offerings requires significant time and resources. In order to develop and expand our distribution channel, we must continue to scale and improve our processes and procedures that support our channel partners, including investment in systems and training, and those processes and procedures may become increasingly complex and difficult to manage. We have no minimum purchase commitments with any of our VADs, VARs, or OEMs, and our contracts with these channel partners do not prohibit them from offering products or services that compete with ours or from terminating our contract on short notice. Our competitors may be effective in providing incentives to existing and potential channel partners to favor their products or to prevent or reduce sales of our products. Our channel partners may choose not to focus primarily on the sale of our products or offer our products at all. Our failure to establish and maintain successful relationships with third-party distribution sources would likely materially adversely affect our business, operating results and financial condition.
     We depend upon the development of new products and enhancements to our existing products. If we fail to predict and respond to emerging technological trends and our customers’ changing needs, we may not be able to remain competitive.
     We may not be able to anticipate future market needs or be able to develop new products or product enhancements to meet such needs. For example, we anticipate a need to continue to increase the mobility of our solution, and certain customers have delayed, and may in the future delay, purchases of our products until either new versions of those products are available or the customer evaluations are completed. If we fail to develop new products or product enhancements, our business could be adversely affected, especially if our competitors are able to introduce solutions with such increased functionality. In addition, as new mobile applications are introduced, our success may depend on our ability to provide a solution that supports these applications.
     We are active in the research and development of new products and technologies and enhancing our current products. However, research and development in the enterprise mobility industry is complex and filled with uncertainty. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction of products that are competitive in the marketplace, there could be a material adverse effect on our business, operating results, financial condition and market share. In addition, it is common for research and development projects to encounter delays due to unforeseen problems, resulting in low initial volume production, fewer product features than originally considered desirable and higher production costs than initially budgeted, which may result in lost market opportunities. In addition, any new products or product enhancements that we introduce may not achieve any significant degree of market acceptance or be accepted into our sales channel by our channel partners. There could be a material adverse effect on our business, operating results, financial condition and market share due to such delays or deficiencies in the development, manufacturing and delivery of new products.
     Once a product is in the marketplace, its selling price often decreases over the life of the product, especially after a new competitive product is publicly announced. To lessen the effect of price decreases, our product management team attempts to reduce development and manufacturing costs in order to maintain or improve our margins. However, if cost reductions do not occur in a timely manner, there could be a material adverse effect on our operating results and market share.
     We manufacture our products to comply with standards established by various standards bodies, including the Institute of Electrical and Electronics Engineers, Inc. (“IEEE”). If we are not able to adapt to new or changing standards that are ratified by these bodies, our ability to sell our products may be adversely affected. For example, we have developed and are currently offering for sale products that comply with the draft 802.11n wireless LAN standard (“11n”) that IEEE has not yet ratified. If IEEE fails to ratify the 11n standard, or materially modifies the current draft of the 11n standard, we likely would have to modify our products to comply with the final 11n standard, which would require additional time and expense and could cause a disruption in our ability to market and sell the affected products.
     As a result of the fact that we outsource the manufacturing of our products to Flextronics, we do not have the ability to ensure quality control over the manufacturing process. Furthermore, if there are significant changes in the financial or business condition of Flextronics, our ability to supply quality products to our customers may be disrupted.
     As a result of the fact that we outsource the manufacturing of our products to Flextronics, we are subject to the risk of supplier failure and customer dissatisfaction with the quality or performance of our products. Quality or performance failures of our products or changes in Flextronics’s financial or business condition could disrupt our ability to supply quality products to our customers and thereby have a material adverse effect on our business, revenues and financial condition.
     Our orders with Flextronics represent a relatively small percentage of the overall orders received by Flextronics from its customers. As a result, fulfilling our orders may not be considered a priority in the event Flextronics is constrained in its ability to fulfill all of its customer obligations in a timely manner. We provide demand forecasts to Flextronics. If we overestimate our requirements, Flextronics may assess charges, or we may have liabilities for excess inventory, each of which could negatively affect our gross margins. Conversely, because lead times for required materials and components vary significantly and depend on factors such as the specific supplier, contract terms and the demand for each component at a given time, if we underestimate our requirements, Flextronics may have inadequate materials and components required to produce our products. This could result in an interruption of the manufacturing of our products, delays in shipments and deferral or loss of revenue. In addition, on occasion we have underestimated our requirements, and, as a result, we have been required to pay additional fees to Flextronics in order for manufacturing to be completed and shipments to be made on a timely basis.
     If Flextronics suffers an interruption in its business, or experiences delays, disruptions or quality control problems in its manufacturing operations, or we have to change or add additional contract manufacturers, our ability to ship products to our customers would be delayed, and our business, operating results and financial condition would be adversely affected.
     Flextronics purchases some components, subassemblies and products from a single supplier or a limited number of suppliers, and with respect to some of these suppliers, we have entered into license agreements that allow us to use their components in our products. The loss of any of these suppliers or the termination of any of these license agreements may cause us to incur additional set-up costs, result in delays in manufacturing and delivering our products, or cause us to carry excess or obsolete inventory.
     Shortages in components that we use in our products are possible, and our ability to predict the availability of such components may be limited. While components and supplies are generally available from a variety of sources, we currently depend on a single or limited number of suppliers for several components for our equipment and certain subassemblies and products. We rely on Flextronics to obtain the components, subassemblies and products necessary for the manufacture of our products, including those components, subassemblies and products that are only available from a single supplier or a limited number of suppliers.
     For example, our solution incorporates both software products and hardware products, including a series of high-performance programmable mobility controllers and a line of wired and wireless access points.

The chipsets that Flextronics sources and incorporates in our hardware products are currently available only from a limited number of suppliers, with whom neither we nor Flextronics have entered into supply agreements. All of our access points incorporate components from Atheros Communications, Inc. (“Atheros”), and some of our mobility controllers incorporate components from Broadcom Corporation (“Broadcom”). We have entered into license agreements with both Atheros and Broadcom, the termination of which could have a material adverse effect on our business. Our license agreement with Atheros and Broadcom have perpetual terms in that they will automatically be renewed for successive one-year periods unless the agreement is terminated prior to the end of the then-current term. As there are no other sources for identical components, in the event that Flextronics is unable to obtain these components from Atheros or Broadcom, we would be required to redesign our hardware and software in order to incorporate components from alternative sources. All of our product revenues are dependent upon the sale of products that incorporate components from either Atheros or Broadcom.
     In addition, for certain components, subassemblies and products for which there are multiple sources, we are still subject to potential price increases and limited availability due to market demand for such components, subassemblies and products. In the past, unexpected demand for communication products caused worldwide shortages of certain electronic parts. If such shortages occur in the future, our business would be adversely affected. We carry very little to no inventory of our product components, and we and Flextronics rely on our suppliers to deliver necessary components in a timely manner. We and Flextronics rely on purchase orders rather than long-term contracts with these suppliers. As a result, even if available, we or Flextronics may not be able to secure sufficient components at reasonable prices or of acceptable quality to build products in a timely manner and, therefore, may not be able to meet customer demands for our products, which would have a material adverse effect on our business, operating results and financial condition.
     Our international sales and operations subject us to additional risks that may adversely affect our operating results.
     We derive a significant portion of our revenues from customers outside the United States. We have sales and technical support personnel in numerous countries worldwide. In addition, a portion of our engineering efforts are currently handled by personnel located in India, and we expect to expand our offshore development efforts within India and possibly in other countries. We expect to continue to add personnel in additional countries. For example, we recently hired a new head of our Europe, Middle East and Asia operations. Our international operations subject us to a variety of risks, including:
•	the difficulty of managing and staffing international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

•	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;

•	the need to localize our products for international customers;

•	tariffs and trade barriers, export regulations and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

•	increased exposure to foreign currency exchange rate risk;

•	reduced protection for intellectual property rights in some countries; and

•	increased cost of terminating international employees in some countries.

     As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our international operations and reduce our international sales, adversely affecting our business, operating results and financial condition.
     If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights.
     We depend on our ability to protect our proprietary technology. We protect our proprietary information and technology through licensing agreements, third-party nondisclosure agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the United States and similar laws in other countries. There can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products. For example, the laws of certain countries in which our products are manufactured or licensed do not protect our proprietary rights to the same extent as the laws of the United States. In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights and trade secrets, or applications for any of the foregoing. There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our proprietary rights. In each case, our ability to compete could be significantly impaired. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.
     We are currently subject to a lawsuit involving intellectual property claims brought by Symbol Technologies, Inc. and Wireless Valley Communications, Inc., both Motorola subsidiaries, which could cause us to incur significant additional costs or prevent us from selling our products which could adversely affect our results of operations and financial condition.
     On August 27, 2007, Symbol Technologies, Inc. and Wireless Valley Communications, Inc., both Motorola subsidiaries, filed suit against us in the Federal District Court of Delaware alleging patent infringement. We have subsequently added Motorola, Inc. as a party and filed counterclaims against Motorola, Symbol and Wireless Valley, alleging infringements of our own patents. Trial is scheduled to commence in January 2010. Although we intend to vigorously defend against these claims, intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management’s attention from operating our business. Our legal costs may increase as the case develops and we near a trial date. The results of, and costs associated with, complex litigation matters are difficult to predict, and the uncertainty associated with a substantial unresolved lawsuit could harm our business, financial condition and reputation. Negative developments with respect to this lawsuit could cause our stock price to decline, and could have an adverse and possibly material effect on our business and results of operations.
     Claims by others that we infringe their proprietary technology could harm our business.
     Third parties have asserted and may in the future assert claims of infringement of intellectual property rights against us or against our customers or channel partners for which we may be liable. Due to the rapid pace of technological change in our industry, much of our business and many of our products rely on proprietary technologies of third parties, and we may not be able to obtain, or continue to obtain, licenses from such third parties on reasonable terms. As our business expands and the number of products and competitors in our market increases and overlaps occur, we expect that infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we will be successful in defending ourselves against intellectual property claims. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing certain products or performing certain services. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially acceptable terms or at all. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and may ultimately not be successful. Any claims or proceedings against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, result in the diversion of significant operational resources, or require us to enter into royalty or licensing agreements.
     We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our business, operating results and financial condition.
     In July 2007, we acquired Network Chemistry, Inc.’s line of RFProtect and BlueScanner wireless security products. We have completed the integration of the acquired products into our secure mobility solutions, and continue to support to existing Network Chemistry customers and partners. We also recently completed our acquisition of AirWave Wireless, Inc. We continue to integrate the acquired AirWave products into our secure mobility solutions, as well as provide products and continuing support to existing AirWave customers and partners. The acquisition of AirWave is our first significant acquisition, and, as a result, our ability as an organization to complete and integrate acquisitions is unproven. In the future we may acquire other businesses, products or technologies. However, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, or such acquisitions may be viewed negatively by customers, financial markets or investors. In addition, any acquisitions that we make could lead to difficulties in integrating personnel and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses and adversely impact our business, operating results and financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, which could harm our business, operating results and financial condition.
     Impairment of our goodwill or other assets would negatively affect our results of operations.
     We recently acquired AirWave Wireless Inc., which resulted in goodwill of $7.7 million. Together with our purchase of certain assets of Network Chemistry, Inc., we have purchased intangible assets of $17.8 million as of October 31, 2008. This represents a significant portion of the assets recorded on our balance sheet. Goodwill is reviewed for impairment at least annually or sooner under certain circumstances. Other intangible assets that are deemed to have finite useful lives will continue to be amortized over their useful lives but must be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Screening for and assessing whether impairment indicators exist, or if events or changes in circumstances have occurred, including market conditions, operating fundamentals, competition and general economic conditions, requires significant judgment. Therefore, we cannot assure you that a charge to operations will not occur as a result of future goodwill and intangible asset impairment tests. If impairment is deemed to exist, we would write down the recorded value of these intangible assets to their fair values. If and when these write-downs do occur, they could harm our business, financial condition, and results of operations.

     If we lose members of our senior management or are unable to recruit and retain key employees on a cost-effective basis, we may not be able to successfully grow our business.
     Our success is substantially dependent upon the performance of our senior management. All of our executive officers are at-will employees, and we do not maintain any key-man life insurance policies. The loss of the services of any members of our management team may significantly delay or prevent the achievement of our product development and other business objectives and could harm our business. Our success also is substantially dependent upon our ability to attract additional personnel for all areas of our organization, particularly in our sales, research and development, and customer service departments. For example, unless and until we hire a Vice President of Worldwide Sales, our Chief Executive Officer will fill this role in addition to his other responsibilities. Experienced management and technical, sales, marketing and support personnel in the IT industry are in high demand, and competition for their talents is intense. We may not be successful in attracting and retaining such personnel on a timely basis, on competitive terms, or at all. The loss of, or the inability to recruit, such employees could have a material adverse effect on our business.
     If we fail to manage future growth effectively, our business would be harmed.
     We have expanded our operations significantly since inception and anticipate that further significant expansion will be required. We intend to increase our market penetration and extend our geographic reach by optimizing our network of channel partners. We also plan to increase offshore operations by establishing additional offshore capabilities for certain engineering functions. This future growth, if it occurs, will place significant demands on our management, infrastructure and other resources. To manage any future growth, we will need to hire, integrate and retain highly skilled and motivated employees. If we do not effectively manage our growth, our business, operating results and financial condition could be adversely affected.
     To accommodate the growth of our business, we implemented a new Enterprise Resource Planning (“ERP”) system in November 2008. Accordingly, we may experience problems commonly experienced by other companies in connection with such implementations, including but not limited to, potential bugs in the system, component or supply delays, training requirements and other integration challenges and delays. Any difficulties we might experience in connection with our new ERP system could have a material adverse effect on our financial reporting system and internal controls.
     Our ability to sell our products is highly dependent on the quality of our support and services offerings, and our failure to offer high quality support and services would have a material adverse effect on our sales and results of operations.
     Once our products are deployed within our end customers’ networks, they depend on our support organization to resolve any issues relating to our products. A high level of support is critical for the successful marketing and sale of our products. If we or our channel partners do not effectively assist our end customers in deploying our products, succeed in helping our end customers quickly resolve post-deployment issues, or provide effective ongoing support, it would adversely affect our ability to sell our products to existing customers and could harm our reputation with potential customers. In addition, as we expand our operations internationally, our support organization will face additional challenges including those associated with delivering support, training and documentation in languages other than English. As a result, our failure, or the failure of our channel partners, to maintain high quality support and services would have a material adverse effect on our business, operating results and financial condition.
     Enterprises are increasingly concerned with the security of their data, and to the extent they elect to encrypt data between the end-user and the server, our products will become less effective.

     Our products depend on the ability to identify applications. Our products currently do not identify applications if the data is encrypted as it passes through our Mobility Controllers. Since most organizations currently encrypt most of their data transmissions only between sites and not on the LAN, the data is not encrypted when it passes through our Mobility Controllers. If more organizations elect to encrypt their data transmissions from the end-user to the server, our products will offer limited benefits unless we have been successful in incorporating additional functionality into our products that address those encrypted transmissions. At the same time, if our products do not provide the level of network security expected by our customers, our reputation and brand would be damaged, and we would expect to experience decreased sales. Our failure to provide such additional functionality and expected level of network security could adversely affect our business, operating results and financial condition.
     Our products are highly technical and may contain undetected hardware errors or software bugs, which could cause harm to our reputation and adversely affect our business.
     Our products are highly technical and complex and, when deployed, are critical to the operation of many networks. Our products have contained and may contain undetected errors, and/or bugs or security vulnerabilities. Some errors in our products may only be discovered after a product has been installed and used by customers. For example, a software bug was identified in January 2007 that affected certain versions of the Aruba Mobility Controller, in response to which we alerted our customers and released a patch to address the issue. Any errors, bugs, defects or security vulnerabilities discovered in our products after commercial release could result in loss of revenues or delay in revenue recognition, loss of customers, damage to our brand and reputation, and increased service and warranty cost, any of which could adversely affect our business, operating results and financial condition. In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by our channel partners. Our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.
     Our use of open source software could impose limitations on our ability to commercialize our products.
     We incorporate open source software into our products. Although we monitor our use of open source closely, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.
     We rely on the availability of third-party licenses.
     Many of our products are designed to include software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various aspects of these products. There can be no assurance that the necessary licenses would be available on acceptable terms, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, operating results, and financial condition. Moreover, the inclusion in our products of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products.

     Enterprises may have slow WAN connections between some of their locations that may cause our products to become less effective.
     Our Mobility Controllers and Mobility Management System were initially designed to function at LAN-like speeds in an office building or campus environment. In order to function appropriately, our Mobility Controllers synchronize with each other over network links. The ability of our products to synchronize may be limited by slow or congested data-links, including DSL and dial-up. Our failure to provide such additional functionality could adversely affect our business, operating results and financial condition.
     New safety regulations or changes in existing safety regulations related to our products may result in unanticipated costs or liabilities, which could have a material adverse effect on our business, results of operations and future sales, and could place additional burdens on the operations of our business.
     Radio emissions are subject to regulation in the United States and in other countries in which we do business. In the United States, various federal agencies including the Center for Devices and Radiological Health of the Food and Drug Administration, the Federal Communications Commission, the Occupational Safety and Health Administration and various state agencies have promulgated regulations that concern the use of radio/electromagnetic emissions standards. Member countries of the European Union (“EU”) have enacted similar standards concerning electrical safety and electromagnetic compatibility and emissions standards.
     If any of our products becomes subject to new regulations or if any of our products becomes specifically regulated by additional government entities, compliance with such regulations could become more burdensome, and there could be a material adverse effect on our business and our results of operations.
     In addition, our wireless communication products operate through the transmission of radio signals. Currently, operation of these products in specified frequency bands does not require licensing by regulatory authorities. Regulatory changes restricting the use of frequency bands or allocating available frequencies could become more burdensome and could have a material adverse effect on our business, results of operations and future sales.
     Compliance with environmental matters and worker health and safety laws could be costly, and noncompliance with these laws could have a material adverse effect on our results of operations, expenses and financial condition.
     Some of our operations use substances regulated under various federal, state, local and international laws governing the environment and worker health and safety, including those governing the discharge of pollutants into the ground, air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. Some of our products are subject to various federal, state, local and international laws governing chemical substances in electronic products. We could be subject to increased costs, fines, civil or criminal sanctions, third-party property damage or personal injury claims if we violate or become liable under environmental and/or worker health and safety laws.
     In January 2003, the EU issued two directives relating to chemical substances in electronic products. The Waste Electrical and Electronic Equipment Directive requires producers of electrical goods to pay for specified collection, recycling, treatment and disposal of past and future covered products. EU governments were required to enact and implement legislation that complies with this directive by August 13, 2004 (such legislation together with the directive, the “WEEE Legislation”), and certain producers are financially responsible under the WEEE Legislation beginning in August 2005. The EU has issued another directive that requires electrical and electronic equipment placed on the EU market after July 1, 2006 to be free of lead, mercury, cadmium, hexavalent chromium (above a threshold limit) and brominated flame retardants. EU governments were required to enact and implement legislation that complies with this directive by August 13, 2004 (such legislation together with this directive, the “RoHS Legislation”). If we do not comply with these directives or related legislation, we may suffer a loss of revenues, be unable to sell our products in certain markets and/or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Similar legislation could be enacted in other jurisdictions, including in the United States. Costs to comply with the WEEE Legislation, RoHS Legislation and/or similar future legislation, if applicable, could include costs associated with modifying our products, recycling and other waste processing costs, legal and regulatory costs and insurance costs. We have recorded and may also be required to record additional expenses for costs associated with compliance with these regulations. We cannot assure you that the costs to comply with these new laws, or with current and future environmental and worker health and safety laws will not have a material adverse effect on our results of operation, expenses and financial condition.
     We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.
     Because we incorporate encryption technology into our products, our products are subject to U.S. export controls and may be exported outside the United States only with the required level of export license or through an export license exception. In addition, various countries regulate the import of certain encryption technology and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations.
     Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by manmade problems such as computer viruses or terrorism.
     Our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity. A significant natural disaster, such as an earthquake, fire or a flood, occurring at our headquarters or in either China or Singapore, where our contract manufacturer, Flextronics, is located, could have a material adverse impact on our business, operating results and financial condition. In addition, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. In addition, acts of terrorism could cause disruptions in our or our customers’ businesses or the economy as a whole. To the extent that such disruptions result in delays or cancellations of customer orders, or the deployment of our products, our business, operating results and financial condition would be adversely affected.
Risks Related to Ownership of our Common Stock
     Our stock price may be volatile.
     The trading price of our common stock has been and may continue to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Factors that could affect the trading price of our common stock could include:

•	variations in our operating results;

•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;

•	the gain or loss of significant customers;

•	recruitment or departure of key personnel;

•	the impact of unfavorable worldwide economic and market conditions, including the restricted credit environment impacting credit of our channel partners and end user customers and indications that these conditions have spread to other countries;

•	changes in estimates of our operating results or changes in recommendations by any securities analysts who follow our common stock;

•	significant sales, or announcement of significant sales, of our common stock by us or our stockholders; and

•	adoption or modification of regulations, policies, procedures or programs applicable to our business.
     In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
     If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.
     The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
     Insiders have substantial control over us and will be able to influence corporate matters.
     As of October 31, 2008, our directors and Executive Officers and their affiliates beneficially owned, in the aggregate, approximately 36.6% of our outstanding common stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.
     We may choose to raise additional capital. Such capital may not be available, or may be available on unfavorable terms, which would adversely affect our ability to operate our business.

     We expect that our existing cash balances will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future. If we choose to raise additional funds, due to unforeseen circumstances or material expenditures, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders.
     Provisions in our charter documents, Delaware law, employment arrangements with certain of our executive officers, and our OEM supply agreement with Alcatel-Lucent could discourage a takeover that stockholders may consider favorable.
     Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include but are not limited to the following:
•	our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	our stockholders may not act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings called by the board of directors, the chairman of the board, the chief executive officer or the president;

•	our certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company; and

•	our board of directors may issue, without stockholder approval, shares of undesignated preferred stock; the ability to issue undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.
     As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.
     Certain of our executive officers may be entitled to accelerated vesting of their options pursuant to the terms of their employment arrangements upon a change of control of Aruba. In addition to the arrangements currently in place with some of our executive officers, we may enter into similar arrangements in the future with other officers. Such arrangements could delay or discourage a potential acquisition of Aruba.
     In addition, our OEM supply agreement with Alcatel-Lucent provides that, in the event of a change of control that would cause Alcatel-Lucent to purchase our products from an entity that is an Alcatel-Lucent competitor, we must, without additional consideration, (1) provide Alcatel-Lucent with any information required by Alcatel-Lucent to make, test and support the products that we distribute through our OEM relationship with Alcatel-Lucent, including all hardware designs and software source code, and (2) otherwise cooperate with Alcatel-Lucent to transition the manufacturing, testing and support of these products to Alcatel-Lucent. We are also obligated to promptly inform Alcatel-Lucent if and when we receive an inquiry concerning a bona fide proposal or offer to effect a change of control and will not enter into negotiations concerning a change of control without such prior notice to Alcatel-Lucent. Each of these provisions could delay or result in a discount to the proceeds our stockholders would otherwise receive upon a change of control or could discourage a third party from making a change of control offer.

THE OFFER
1. Eligibility.
     You are an “Eligible Employee” if you are an active employee of Aruba as of the date of this offer (other than an employee located in China, France, India or the Netherlands) and you remain employed by Aruba or a successor entity through the date on which the Exchanged Options are cancelled and the date of grant for New Options. However, our Executive Officers and members of our board of directors may not participate in this offer. Our Executive Officers and directors are listed on Schedule A of this Offer to Exchange.
     To receive a grant of New Options, you must remain employed by Aruba or a successor entity through the New Option Grant Date. If you do not remain employed by Aruba or a successor entity through the New Option Grant Date, you will keep your current Eligible Options, and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the New Option Grant Date is expected to be March 17, 2009. If you are a U.S. employee, your employment with Aruba will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. In order to continue to vest in your New Options, you must remain an employee or other service provider through each relevant vesting date.
2. Number of options; Expiration Date.
     Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options granted under the Plans that are held by Eligible Employees and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer and be options granted prior to February 10, 2009, with an exercise price per share greater than or equal to $3.00. For example, if a particular option grant expires after commencement but before cancellation under the offer, that particular option grant is not eligible for exchange.
     You may choose which of your Eligible Options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange only certain option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the options for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:
•	Your first option grant covering the entire remaining portion of 300 shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

     These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.
     For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock.
Example: If you exchange 1,000 Eligible Options, you will receive 1,000 New Options at an exercise price equal to the closing price of our common stock on the New Option Grant Date as reported by the Nasdaq Global Market. We expect the New Option Grant Date to be March 17, 2009.
     All New Options will be subject to the terms of our 2007 Equity Incentive Plan, and to an option agreement entered into between you and Aruba, including any relevant country-specific provisions set forth in the agreement. The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed.
     The Expiration Date for this offer will be 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.
3. Purpose of the offer.
     We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and non-employee stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential to increase in value.
     We chose to make this offer instead of simply granting more options for a number of reasons. Aruba does not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same benefits to employees and stockholders that this program does, while allowing Aruba to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options and conserve options for future grants.
     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Aruba;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     On February 26, 2008, we announced that our board of directors approved a stock repurchase program of up to $10 million of our outstanding shares of common stock. Any repurchases by us during the Offering Period could cause our stock price to increase.
     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.
4. Procedures for electing to exchange options.
     Proper election to exchange options.
     Participation in this offer is voluntary. To participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on March 17, 2009:
     If you are an Eligible Employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the website for this offer, which is located at http://optx/ (the “offer website”), within the Company’s intranet. If you wish to participate in this offer, you must access the offer website and click on the “Make an Election” tab. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold:
•	the grant date indicated for the Eligible Option on the applicable option agreement;

•	the current exercise price per share in effect for the Eligible Option;

•	the number of shares of the Company’s common stock exchangeable under the Eligible Option; and

•	the election alternatives available to you.
You will need to make the appropriate selection next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible

Options under their current terms. After completing the electronic election form, you will be directed to the Agreement to Terms of Election. Once you have read and agreed to such terms, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, click on the “Confirm” button to finalize your election. Please print and keep a copy of the completed Election Form for your records. At this point, you will have completed the election process.
     If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.
     You must complete the election process (whether electronically or in paper form) in the foregoing manner before 9:00 p.m., Pacific Time, on March 17, 2009, unless the offer is extended. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.
     If you participate in this offer, you may exchange some or all of your Eligible Options. To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will make available to you on the offer website a summary of your outstanding Eligible Options.
     Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on March 17, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.
     The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form to Jeannette Bjoernsen by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only electronically via the offer website or in paper form via hand delivery or facsimile to Jeannette Bjoernsen. Responses submitted by any other means are not permitted.
     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.
     Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be March 17, 2009.

     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Our acceptance constitutes an agreement.
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Aruba and you upon the terms and subject to the conditions of this offer.
5. Withdrawal rights and change of election.
     You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.
     You may change your election with respect to your Eligible Options at any time before the Expiration Date, which is expected to be 9:00 p.m., Pacific Time, on March 17, 2009. If we extend the offer, you may change your election at any time until the extended Expiration Date.
     In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of this offer, if we have not accepted your options by the Expiration Date, which is expected to be 9:00 p.m., Pacific Time, on March 17, 2009, or such later time as the offer is extended to, you may withdraw your tendered options at any time thereafter.
     If you wish to change your election to participate in this offer, you must access the offer website at http://optx/, within the Company’s intranet, and complete a new electronic election form before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. If you are not able to submit a new electronic election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.
     If you submit an election form declining the offer and you later decide that you would like to exchange your Eligible Options for New Options, you may elect to participate at any time before the Expiration Date by submitting a new properly completed electronic election form (or paper election form) accepting the offer and following the procedures described in Section 4 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election form (or paper election form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic election form (or paper election form). Our determination of these matters will be final and binding.
     The delivery of all documents, including any electronic election forms (or paper election forms), is at your risk. Only documents that are complete, signed and actually received electronically or in paper form to Jeannette Bjoernsen by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only electronically via the offer website or in paper form via hand delivery or facsimile to Jeannette Bjoernsen. Responses submitted by any other means are not permitted.
6. Acceptance of options for exchange and issuance of New Options.
     Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you will no longer have any rights with respect to those options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, your New Options will be treated as nonstatutory stock options for U.S. tax purposes as a result of the exchange, regardless of whether your Eligible Options were incentive stock options or nonstatutory stock options for U.S. tax purposes. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the Cancellation Date, which we anticipate to be March 17, 2009.
     For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that are not validly withdrawn.
     We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date to be March 17, 2009. All New Options will be granted under our 2007 Equity Incentive Plan and will be subject to an option agreement between you and Aruba, including any relevant country-specific provisions set forth in the agreement. If you are an Eligible Employee outside the U.S., please refer to the form of stock option award agreement for participants outside the U.S. that was filed as an exhibit to the Schedule TO for information on the terms of the agreement. The number of New Options you will receive will be determined in accordance with the exchange ratio described in Section 2 of this Offer to Exchange. After the Expiration Date, you will receive your option agreement in accordance with the Company’s customary procedures.
     Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7. Conditions of the offer.
     Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:
-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

-	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

-	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

-	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

-	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;
•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed, or we will have learned that:
-	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

-	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

-	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that, in our judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;
•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Aruba.

If any of the above events occur, we may:

•	Terminate this offer and promptly return all tendered Eligible Options to tendering holders;

•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;

•	Amend the terms of this offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8. Price range of shares underlying the options.
     The Aruba common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “ARUN.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ended July 31, 2007
3rd Quarter (from March 27, 2007)	$14.67	$13.50
4th Quarter	$23.78	$13.47

	High	Low
Fiscal Year Ended July 31, 2008
1st Quarter	$21.05	$15.67
2nd Quarter	$18.70	$9.03
3rd Quarter	$10.96	$4.69
4th Quarter	$7.00	$4.29
Fiscal Year Ended July 31, 2009
1st Quarter	$6.55	$2.73
2nd Quarter	$3.15	$1.95
3rd Quarter (through February 13, 2009)	$3.15	$2.74
     On February 13, 2009, the last reported sale price of our common stock, as reported by the Nasdaq Global Market, was $2.99 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.
9. Source and amount of consideration; terms of New Options.
     Consideration.
     We will issue New Options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. You will be entitled to receive one New Option for every Eligible Option you surrender for cancellation and exchange pursuant to this Offer to Exchange.
     If we receive and accept tenders from Eligible Employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant New Options to purchase a total of approximately 6,263,672 shares of our common stock, or approximately 7.4% of the total shares of our common stock outstanding as of January 31, 2009.
     General terms of New Options.
     New Options will be granted under our 2007 Equity Incentive Plan. All New Options will be subject to the terms of the 2007 Equity Incentive Plan and to an option agreement between you and Aruba, including any relevant country-specific provisions set forth in the agreement. If you are an Eligible Employee outside the U.S., please refer to the form of stock option award agreement for participants outside the U.S. that was filed with the Schedule TO for information about the terms of the agreement. The terms and conditions of the New Options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that your New Options will be classified for U.S. tax purposes as nonstatutory stock options even if your Exchanged Options were incentive stock options, will have a maximum term of seven (7) years from the New Option Grant Date and will vest over a three (3) year period commencing on the New Option Grant Date. Furthermore, if you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for your country of residence to determine whether different terms will apply to your New Options.
     The following description summarizes the material terms of our 2007 Equity Incentive Plan. Our statements in this Offer to Exchange concerning the plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2007 Equity Incentive Plan, and the forms of option agreements for grants made under the 2007 Equity Incentive Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Aruba Networks, Inc., 1344 Crossman Avenue, Sunnyvale, California 94089, Attention: Jeannette Bjoernsen (telephone: (408) 754-8414), to receive a copy of the Plan, and the relevant form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
     2007 Equity Incentive Plan.
     Our 2007 Equity Incentive Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares and deferred stock units. As of January 31, 2009, the maximum number of common shares subject to options currently outstanding under the 2007 Equity Incentive Plan was approximately 5,391,000. As of January 31, 2009, the maximum number of shares available for future issuance under the 2007 Equity Incentive Plan was 5,372,000. The 2007 Equity Incentive Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2007 Equity Incentive Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.
     Exercise price.
     The exercise price of an option granted under the 2007 Equity Incentive Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant.
     Vesting and Exercisability.
     The vesting applicable to an option granted under the 2007 Equity Incentive Plan generally is determined by the administrator in accordance with the terms of the 2007 Equity Incentive Plan. The New Options granted under this offer will vest as to one-third (1/3) of the shares subject to each option on the one-year anniversary of the New Option Grant Date, with the remainder vesting in equal monthly installments over the following two (2) years. In addition, to the extent Exchanged Options are subject to accelerated vesting, your New Options will be subject to similar accelerated vesting provisions. Vesting on any date is subject to your continued service to Aruba or its subsidiaries through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law.
     Adjustments upon certain events.
     Events occurring before the New Option Grant Date. Although we are not anticipating any merger or acquisition of Aruba, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Aruba is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no New Options in exchange for them. If Aruba is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New Options, including any adjustments to the exercise price and number of shares that will be subject to the New Options. Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

     If we are acquired by or merge with another company, your cancelled options might be worth more than the New Options that you receive in exchange for them.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
     Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the New Option Grant Date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.
     Events occurring after the New Option Grant Date. In the event of a subdivision of our outstanding common stock, a declaration of a dividend payable in our common stock or a combination or consolidation of our outstanding common stock (by reclassification or otherwise) into a lesser number of shares of common stock after the New Option Grant Date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each new option.
     If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.
     Our Plans provide that if we merge or if our property or stock is acquired by another corporation, your option will generally not accelerate vesting unless the surviving corporation does not assume your option or replace it with a comparable award. If the surviving corporation does not assume your option or replace it with a comparable award, then vesting will accelerate as to all of the shares of common stock subject to such option.
     Transferability of options.
     Options generally may not be transferred, other than by will or through a beneficiary designation as permitted under local law, and only you may exercise your option.
     Registration of shares underlying New Options.
     All of the shares of Aruba common stock issuable upon exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Aruba for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.
     Tax consequences.
     If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this offer. If you are an employee subject to tax and/or social insurance contributions outside the U.S., you should refer to Section 15 and Schedule C attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the New Options.

If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
10. Information concerning Aruba.
     Our principal executive offices are located at 1344 Crossman Avenue, Sunnyvale, California 94089, and our telephone number is (408) 227-4500. Questions regarding this option exchange should be directed to Jeannette Bjoernsen at Aruba at (408) 754-8414.
     We securely deliver the enterprise network to users, wherever they work or roam, with user-centric networks that expand the reach of traditional port-centric networks. User-centric networks integrate adaptive wireless local area networks (“WLANs”), application continuity services, and identity-based security into a cohesive, high-performance system that can be deployed as an overlay to existing enterprise networks. Adaptive WLANs deliver high-performance, follow-me connectivity so users are always connected. Application continuity services enable follow-me applications that can be seamlessly accessed across WLANs and cellular networks. Identity-based security associates access policies with users, not ports, to enable follow-me security that is enforced regardless of access method or location. The products we license and sell include the ArubaOS operating system, optional value-added software modules, a centralized mobility management system, high-performance programmable Mobility Controllers, wired and wireless access points, wireless intrusion detection tools, spectrum analyzers, and endpoint compliance solutions.
     We were incorporated in February 2002. Since then, our products have been sold to over 6,000 end customers worldwide (not including customers from Alcatel-Lucent, our largest channel partner), including some of the largest and most complex global organizations. We have now implemented a two-tier distribution model in most areas of the world, including the U.S., with VADs providing our portfolio of products, including a variety of our support services, to a diverse number of VARs. Our focus continues to be management of our channel eco-system including selection and growth of high prospect partners, activation of our resellers through active training and field collaboration, evolution of our channel programs in consultation with our partners, and deriving full value from our VADs in the leverage they can provide. We have offices in North America, Europe, the Middle East and the Asia Pacific region and employ staff around the world.
     The financial information included in our annual report on Form 10-K for the fiscal year ended July 31, 2008 and our quarterly report on Form 10-Q for the quarter ended October 31, 2008 is incorporated herein by reference. Please see Section 18 of this Offer to Exchange titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
11. Interests of directors and Executive Officers; transactions and arrangements concerning the options.
     A list of our directors and Executive Officers is attached to this Offer to Exchange as Schedule A. Our Executive Officers and members of our board of directors may not participate in this offer. As of January 31, 2009, our Executive Officers and directors (eleven (11) persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 7,953,353 of our shares, which represented approximately 40.1% of the shares subject to all options outstanding under our Plans as of that date.
     The following tables below set forth the beneficial ownership of each of our Executive Officers and directors of options under the Plans outstanding as of January 31, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the Aruba Networks, Inc. 2002 Stock Plan and 2007 Equity Incentive Plan, which was 19,851,771 as of January 31, 2009. As noted on the table, our Executive Officers and members of our board of directors are not eligible to participate in the offer.

		Number of
		Shares	Percentage of
		Covered by	Total
		Outstanding	Outstanding
		Options	Options
		Granted	Under our
		Under our	2002 Stock
		2002 Stock	Plan and 2007
		Plan and 2007	Equity
		Equity	Incentive
Name	Position	Incentive Plan	Plan
Dominic P. Orr[1]	President, Chief Executive Officer and Chairman of the Board	5,389,443	27.2%
Steffan Tomlinson[1]	Chief Financial Officer	668,792	3.4%
Keerti Melkote[1,2]	Chief Technology Officer, Director	444,400	2.2%
Sriram Ramachandran[1]	Vice President, Engineering	556,718	2.8%
Bernard Guidon[1,3]	Director	332,000	1.7%
Emmanuel T. Hernandez[1,3]	Director	140,000	*
Michael R. Kourey[1,3]	Director	110,000	*
Doug Leone[1,3]	Director	120,000	*
Willem Roelandts[1,3]	Director	50,000	*
Shirish Sathaye[1,3]	Director	125,000	*
Daniel Warmenhoven[1,3]	Director	20,000	*

[1]	Not eligible to participate in the offer.

[2]	Includes outstanding options to purchase 11,400 shares held by Mr. Melkote’s wife.

[3]	Each of our non-employee directors holds options to purchase shares pursuant to our 2007 Equity Incentive Plan. For information regarding their shareholdings as of November 13, 2008, please see our proxy statement for our January 2009 Annual Meeting of Stockholders.

*	Less than 1%.
     On December 12, 2008, we granted an option to purchase 100,000 shares of our common stock to Steffan Tomlinson, our Chief Financial Officer, and an option to purchase 30,000 shares of our common stock to Keerti Melkote, our Chief Technology Officer and director. In addition, Mr. Melkote exercised an option with an exercise price of $1.25 per share for 60,000 shares of our common stock and another option with an exercise price of $0.12 per share for 27 shares on December 29, 2008.
     On January 12, 2009, the date of our annual stockholders’ meeting, we also granted options to purchase 15,000 shares of our common stock to Mr. Sathaye, options to purchase 10,000 shares of our common stock to each of Messrs. Hernandez, Leone and Warmenhoven, and an option to purchase 5,000 shares of our common stock to Mr. Kourey.
     Except as described above, neither we, nor, to the best of our knowledge, any of our directors or Executive Officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our Plans, or in transactions involving our common stock during the past sixty (60) days before and including February 13, 2009.

12. Status of options acquired by us in the offer; accounting consequences of the offer.
     Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares under the Plan from which they were originally issued. To the extent shares returning to the Plans are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.
     Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace.
13. Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.
     If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Option Grant Date, we will not grant any New Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options, and you will not receive any other benefit for the options you tendered.
14. Material U.S. federal income tax consequences.
     The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
     In addition, if you are a citizen or resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the personal tax consequences to you of participating in this offer.
     New Options.
     Option holders whose outstanding Eligible Options are exchanged for New Options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.
     The New Options will be classified for U.S. tax purposes as nonstatutory stock options, even if the Exchanged Options which they replace were incentive stock options.
     This offer is currently expected to remain open for twenty-nine (29) days. If we extend this offer such that it is open for thirty (30) days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The Expiration Date of the offer, which is currently expected to be March 17, 2009, will be considered the new grant date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the New Option Grant Date (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below. For tax consequences relating to not exchanging Eligible Options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.
     Nonstatutory stock options.
     Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.
     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
     Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
     Incentive stock options.
     Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.
     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:
•	more than two (2) years after the date the incentive stock option was granted (which, if the offer were open for thirty (30) days or more, would be the New Option Grant Date); and

•	more than one (1) year after the date the incentive stock option was exercised.
     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.
     If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.
     Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.
     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.
15. Material non-U.S. income tax consequences and certain other non-U.S. considerations.
     Attached as Schedule C to this Offer to Exchange are short summaries of the general tax and other relevant legal consequences of the offer for Eligible Employees subject to tax and/or social insurance in countries other than the U.S. If you are subject to the tax laws in any of these countries, please see Schedule C for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.
     If you are subject to tax in more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult your own tax advisor to discuss these consequences.
16. Extension of offer; termination; amendment.
     We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.
     We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
     Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date, but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.
     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
17. Fees and expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.
18. Additional information.
     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
1.	Our annual report on Form 10-K for our fiscal year ended July 31, 2008, filed with the SEC on October 7, 2008;

2.	Our quarterly report on Form 10-Q for the quarter ended October 31, 2008, filed with the SEC on December 10, 2008;

3.	Our definitive proxy statement on Schedule 14A for our January 2009 annual meeting of stockholders, filed with the SEC on November 25, 2008; and

4.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 6, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.
     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Aruba Networks, Inc., 1344 Crossman Avenue, Sunnyvale, California 94089, Attention: Jeannette Bjoernsen or telephoning Jeannette Bjoernsen at (408) 754-8414.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
19. Financial statements.
     The financial information included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2008 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements for our Annual Report on Form 10-K for our fiscal year ended July 31, 2008 and for our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.
20. Miscellaneous.
     We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.
Aruba Networks, Inc.
February 17, 2009

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF ARUBA NETWORKS, INC.
     The directors and Executive Officers of Aruba Networks, Inc. are set forth in the following table:

Name	Position and Offices Held
Dominic P. Orr	President, Chief Executive Officer and Chairman of the Board
Steffan Tomlinson	Chief Financial Officer
Keerti Melkote	Chief Technology Officer, Director
Sriram Ramachandran	Vice President, Engineering
Bernard Guidon	Director
Emmanuel T. Hernandez	Director
Michael R. Kourey	Director
Doug Leone	Director
Willem Roelandts	Director
Shirish Sathaye	Director
Daniel Warmenhoven	Director
     The address of each executive officer and director is: c/o Aruba Networks, Inc., 1344 Crossman Avenue, Sunnyvale, California 94089.
     None of the individuals listed above are eligible to participate in this option exchange program.

A-1

SCHEDULE B
FINANCIAL STATEMENTS
OF ARUBA NETWORKS, INC.
Selected Financial Data
     The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes thereto and with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Annual Report on Form 10-K for the year ended July 31, 2008. The consolidated statement of operations data for the years ended July 31, 2008, 2007, and 2006, and the selected consolidated balance sheet data as of July 31, 2008 and 2007 are derived from, and are qualified by reference to, the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended July 31, 2008. The consolidated statement of operations data for the years ended July 31, 2005 and 2004, and the consolidated balance sheet data as of July 31, 2006, 2005 and 2004 are derived from audited consolidated financial statements included in our Initial Public Offering on Form S-1. The consolidated statement of operations data for the three months ended October 31, 2008 and the consolidated balance sheet data as of October 31, 2008 are unaudited.

	Three months
	ended	Years Ended July 31,
	October 31,
	2008	2008	2007	2006	2005	2004
	(unaudited)			(in thousands)
Consolidated Statements of Operations Data:
Revenues:
Product	$43,868	$148,550	$107,939	$43,171	$—	$—
Professional services and support	8,137	26,244	12,847	2,985	—	—
Ratable product and related professional services and support	441	3,466	6,713	26,347	12,043	1,147

Total Revenues	52,446	178,260	127,499	72,503	12,043	1,147
Cost of revenues(1):
Product	16,605	48,126	36,035	16,904	—	—
Professional services and support	1,933	7,761	4,863	2,409	—	—
Ratable product and related professional services and support	155	1,228	2,470	10,572	9,077	2,696

Total cost of revenues	18,693	57,115	43,368	29,885	9,077	2,696

Gross profit (loss)	33,753	121,145	84,131	42,618	2,966	(1,549)
Operating expenses:
Research and development(1)	10,423	37,393	25,654	14,130	9,353	6,982
Sales and marketing(1)	24,661	86,008	60,115	33,765	22,369	11,277
General and administrative(1)	5,285	17,740	14,600	5,963	3,576	2,531
In-process research and development	—	—	632	—	—	—
Acquisition related severance expense	—	197	—	—	—	—

Total operating expenses	40,369	141,338	101,001	53,858	35,298	20,790

Operating loss	(6,616)	(20,193)	(16,870)	(11,240)	(32,332)	(22,339)

Other income (expense), net	332	4,036	(7,137)	(529)	(147)	(129)

Loss before provision for income taxes and cumulative effect of change in accounting principle	(6,284)	(16,157)	(24,007)	(11,769)	(32,479)	(22,468)

Provision for income taxes	93	967	375	306	156	34

Loss before cumulative effect of change in accounting principle	(6,377)	(17,124)	(24,382)	(12,075)	(32,635)	(22,502)

Cumulative effect of change in accounting principle	—	—	—	66	—	—

Net loss	$(6,377)	$(17,124)	$(24,382)	$(12,009)	$(32,635)	$(22,502)

Net loss per common share; basic and diluted	$(0.08)	$(0.22)	$(0.70)	$(1.07)	$(4.66)	$(6.35)

Shares used in computing base and diluted net loss per common share	83,071	79,467	34,808	11,211	6,999	3,546

(1)	Includes stock-based compensation as follows:

	Three months	Years Ended July 31,
	ended
	October 31,
	2008	2008	2007	2006	2005	2004
	(unaudited)			(in thousands)
Cost of revenues	$266	$704	$327	$34	$23	$5
Research and development	2,103	6,200	2,925	259	179	42
Sales and marketing	2,790	8,953	4,362	749	678	272
General and administrative	1,334	3,421	5,103	213	194	71

Total stock-based compensation	$6,493	$19,278	$12,717	$1,255	$1,074	$390

	As of	As of July 31,
	October 31,
	2008	2008	2007	2006	2005	2004
	(unaudited)			(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$45,045	$37,602	$42,570	$9,263	$4,293	$27,390
Short-term investments	63,157	64,130	62,430	—	899	1,000
Working capital (deficit)	106,410	103,097	109,496	(10,472)	(884)	26,749
Total assets	195,677	188,801	152,133	38,017	30,337	38,273
Equipment loans payable	—	—	—	613	1,867	2,885
Deposit for Series D redeemable convertible preferred stock	—	—	—	19,329	—	—
Redeemable convertible preferred stock	—	—	—	58,009	58,009	56,310
Common stock and additional paid-in-capital	257,886	249,139	213,553	6,077	4,831	2,241
Total stockholders’ equity (deficit)	$133,127	$130,875	$112,487	$(73,000)	$(62,459)	$(31,137)
Quarterly Results of Operations
     The following table sets forth our unaudited quarterly consolidated statement of operations data for each of the nine quarters ended October 31, 2008. In management’s opinion, the data has been prepared on the same basis as the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended July 31, 2008, and reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	For the three months ended
	2009	2008
	October 31,	July 31,	April 30,	January 31,	October 31,
	(unaudited)		(in thousands, except per share data)
Revenues
Product	$43,868	$40,444	$35,478	$34,170	$38,458
Professional services and support	8,137	7,136	6,287	5,548	7,273
Ratable product and related professional services and support	441	699	841	927	999

Total revenues	52,446	48,279	42,606	40,645	46,730
Cost of revenues
Product	16,605	14,049	11,236	10,984	11,857
Professional services and support	1,933	1,908	1,650	1,386	2,817
Ratable product and related professional services and support	155	242	294	330	362

Total cost of revenues	18,693	16,199	13,180	12,700	15,036

Gross profit	33,753	32,080	29,426	27,945	31,694

Operating expenses
Research and development	10,423	10,245	9,762	9,086	8,300
Sales and marketing	24,661	24,252	21,230	18,826	21,700
General and administrative	5,285	4,416	4,730	4,403	4,191
Acquisition related severance expenses	—	—	197	—	—

Total operating expenses	40,369	38,913	35,919	32,315	34,191

Operating loss	(6,616)	(6,833)	(6,493)	(4,370)	(2,497)

Other income, net	332	304	530	1,120	2,082

Loss before provision for income taxes	(6,284)	(6,529)	(5,963)	(3,250)	(415)

Provision for income taxes	93	255	260	228	224

Net loss	$(6,377)	$(6,784)	$(6,223)	$(3,478)	$(639)

Net loss per common share, basic and diluted	$(0.08)	$(0.08)	$(0.08)	$(0.04)	$(0.01)

	For the three months ended
	2007
	July 31,	April 30,	January 31,	October 31,
	(in thousands, except per share data)
Revenues
Product	$36,394	$29,777	$22,662	$19,106
Professional services and support	4,254	3,816	2,656	2,121
Ratable product and related professional services and support	1,038	1,068	1,329	3,278

Total revenues	41,686	34,661	26,647	24,505
Cost of revenues
Product	11,251	8,921	8,562	7,301
Professional services and support	1,420	1,138	1,131	1,174
Ratable product and related professional services and support	382	397	505	1,186

Total cost of revenues	13,053	10,456	10,198	9,661

Gross profit	28,633	24,205	16,449	14,844

Operating expenses
Research and development	7,902	6,890	5,771	5,091
Sales and marketing	20,921	16,240	12,146	10,808
General and administrative	3,703	4,889	3,395	2,613
In-process research and development	632	—	—	—

Total operating expenses	33,158	28,019	21,312	18,512

Operating loss	(4,525)	(3,814)	(4,863)	(3,668)

Other income (expense), net	1,257	(5,390)	(2,250)	(754)

Loss before provision for income taxes	(3,268)	(9,204)	(7,113)	(4,422)

Provision for income taxes	82	82	123	88

Net loss	$(3,350)	$(9,286)	$(7,236)	$(4,510)

Net loss per common share, basic and diluted	$(0.04)	$(0.26)	$(0.52)	$(0.34)

SCHEDULE C
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
The following is a general summary of the material tax and legal consequences of participating in the exchange of Eligible Options for the grant of New Options pursuant to the offer for Eligible Employees subject to tax in Australia, Canada, Germany, Hong Kong, Japan, Korea, Malaysia, Mexico, New Zealand, Norway, Saudi Arabia, Singapore, Spain, Sweden, Taiwan, Thailand, the United Arab Emirates and the UK. This summary is based on the laws in effect in those countries as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, the New Options are exercised or you sell shares acquired upon the exercise of your vested New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
AUSTRALIA
Tax Information
Option Exchange
Your participation in this offer to exchange Eligible Options for New Options may give rise to taxation. The exchange will be treated as a disposal of your Eligible Options in exchange for the right to receive the New Options. Therefore, you may be taxed in relation to both of the following: (1) the “cancellation” of the Eligible Options; and (2) the grant of the right to receive the New Options.
The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the Eligible Options (an “Election”). The tax treatment of the disposal of the Eligible Options will also depend on whether the disposal is considered a non-arm’s length transaction (as assumed below) or not. If, however, the Australian tax authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the Eligible Options may be different than described below.
If You Did Not Make and Election on the Eligible Options
If you did not make an Election, you may be subject to tax on the market value (as defined under Australian tax law) of the Eligible Options on the Cancellation Date (i.e., the date on which your exchanged Eligible Options are cancelled) at your marginal rate of tax. The “market value” of the Eligible Options is the greater of (i) the market value of the shares1 underlying the Eligible Options less

[1]	Pursuant to Australian tax law, the market value on a particular day of the shares on the given day is determined, as follows:

the exercise price, and (ii) the value of the Eligible Options determined in accordance with a statutory formula.
Because the exercise price of the Eligible Options will exceed the market value of the underlying shares as of the Cancellation Date, the market value of the Eligible Options will be determined in accordance with a statutory formula. The market value under the statutory formula is based on the market value of the underlying shares, the exercise price of the Eligible Options and the remaining exercise period. In accordance with the statutory formula, the market value of the Eligible Options will be nil where the market value of the underlying shares on the Cancellation Date is less than 50% of the exercise price of the Eligible Options.
If You Made an Election on the Eligible Options
If you made an Election, you will be subject to capital gains tax at the time of the exchange. Your capital gain will be calculated as the difference between the market value of the Eligible Options at the time of the cancellation and the market value of the Eligible Options at the time of the grant. If, at the time of the cancellation of the Eligible Options, you have held the Eligible Options for at least one year prior to the Cancellation Date, you will be subject to capital gains tax only on 50% of your capital gain. If you have not held the Eligible Options for at least one year, you will be subject to capital gains tax on the entire capital gain.
If the market value of the Eligible Options at the time of cancellation is less than the market value of the Eligible Options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.
Grant of New Options
For Australian tax purposes, the acquisition of New Options will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the New Options, but the tax consequences depend on whether you made an Election to be taxed in the income year of the grant of the New Options.
If You Make an Election on the New Options
You must include an amount in your assessable income in the income year in which the New Options are granted. The amount included in your assessable income will be the market value (as defined under Australian tax law) of the New Options at the time of receipt less the market value of the Eligible Options as of the Cancellation Date, which will be determined in accordance with the statutory formula discussed above. Also, please note that, if you make an Election, it will cover each right, option, share, qualifying share and qualifying right (as defined under Australian tax law) in Aruba that you acquire pursuant to an employee share plan during the income year.

(a)	if there is at least one transaction on the relevant stock market (in Aruba’s case, this is the Nasdaq Global Market) in the one week period up to and including that day — the weighted average of prices at which the shares was traded on that stock market during the one week period up to and including that day; or

(b)	if there were no transactions on that stock market during that one week in the shares:

(i) the last price at which an offer was made on the stock market in that period to buy the shares; or

(ii) if no such offer was made — the value of the shares that would be determined for unlisted shares (i.e., a valuation by a qualified valuer or as approved by the Commissioner of Taxation).

Note that if an Election is made, it must be made in your income tax return for the year in which you are granted the New Options. The Commissioner of Taxation may, after receiving a request in an approved form, allow the Election to be made at a later time. Furthermore, if the total taxable amount of the New Options (determined as described above) in the income year is A$1,000 or less and you satisfy certain conditions, you will be deemed to have made the Election.
If You Do Not Make an Election on the New Options
If you do not make an Election, you will be subject to income tax and Medicare Levy contributions in the income year in which the earliest of the following occurs (the “Cessation Time”), which is likely to be at exercise of the New Options:
(i)	when you dispose of the New Options (other than by exercising them);

(ii)	when your employment with Aruba ceases, unless the termination occurs because the Group is the subject of a qualifying takeover or restructure (the “Group” consists of Aruba and its subsidiaries;

(iii)	when the New Options are exercised (assuming there are no restrictions on disposal or forfeiture conditions on the shares acquired upon exercise of the New Options);

(iv)	where the shares acquired upon exercise of the New Options are subject to restrictions on disposal or forfeiture conditions, when the last restriction or condition ceases to have effect;

(v)	where there has been a qualifying takeover or restructuring, the time when you dispose of the shares which have been treated as a continuation of the shares acquired upon exercise of the New Options); and

(vi)	when the new option expires.
The amount which you must include in your assessable income for the income year in which the Cessation Time occurs in relation to the New Options will be:
(i)	if you dispose of the New Options or the shares acquired upon exercise of the New Options in an arm’s length transaction within 30 days after the relevant Cessation Time — the amount of any consideration received for the disposal less the exercise price (if the New Options have been exercised); or

(ii)	in any other case — the market value of the New Option (or the shares acquired as a result of exercising the new option)[2] at the Cessation Time less the consideration paid to acquire the new option (reduced by the exercise price of the new option, if the new option has been exercised).
In effect, this treatment means you will typically be subject to income tax and Medicare Levy contributions on the difference (or “spread”) between the market value of the shares (as defined under Australian tax law) at exercise and the exercise price.

[2]	Please note that the consideration paid to acquire the new options is equal to the market value of the Exchanged Options as of the Cancellation Date.

If you lose the benefit of the new option before you are able to exercise the new option (e.g., you cease working for Aruba before you exercise the new option), you will be deemed to have never acquired the new option. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the new option. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the new option.
Exercise of New Options
When you exercise the New Options, you may be subject to income tax as described above depending on whether you made an Election to pay tax upon the receipt of the New Options.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. You must include the gross amount of any dividend paid on the shares in your assessable income in the income year it is received. Such a dividend may also be subject to U.S. federal withholding tax. In that case, you may be entitled to a foreign income tax offset, whereby the U.S. federal income tax withholding is offset against the Australian tax payable on the dividend.
Sale of Shares
When you sell or otherwise dispose of the shares acquired upon exercise of the New Options, you will be subject to capital gains tax unless you dispose of the shares in an arm’s length transaction within 30 days of the relevant Cessation Time and you did not make an Election (in which case your tax treatment will be limited to the income tax consequences described above under “Grant of New Options — If You Do Not Make an Election on the New Options”).
The assessable capital gain will be:
(i) where you have held the shares for less than one year — the difference between the sale price (where the disposal is an arm’s length transaction) or the market value (where the disposal is a non-arm’s length transaction) and the cost basis in the shares; or
(ii) where you have held the shares for at least one year — one-half the difference between the sale price and the cost basis in the shares (subject to you first applying any capital losses from the prior or current tax year against the full capital gain).
If you made an Election, the cost basis in the shares will be the market value of the New Options (as defined under Australian tax law) at the time of grant plus the exercise price.
If you did not make an Election and the Cessation Time occurs before the New Options are exercised, the cost basis in the shares will be the market value of the New Options (as defined under Australian tax law) at the relevant Cessation Time.
If you did not make an Election and the Cessation Time occurs when the New Options are exercised, the cost basis in the shares will be the market value of the New Options (as defined under Australian tax law) at the Cessation Time (i.e., the time of exercise) plus the exercise price.

Capital Loss
If you sell the shares in an arm’s length transaction at a sale price that is less than the cost basis of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).
If the shares are sold in a non-arm’s length transaction, a capital loss will be available only where the market value of the shares is less than the cost basis.
Withholding and Reporting
Under current law, your employer does not have a withholding or reporting obligation for any taxes due at the time of exchange, the grant of exercise of the New Options, any Cessation Time, the receipt of any dividends distributed by Aruba on the shares acquired upon the exercise of the New Options and the disposal of such shares. You are responsible for reporting and paying any taxes due on the exchange and in connection with the New Options.
Other Information
Exchange Control Information
Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The bank involved with the transfer of funds will report the transaction. Therefore, if you withdraw A$10,000 or more in cash from your bank account or instruct your bank to make an international funds transfer to pay the exercise price, your bank will make the financial transaction report to the Australian Transaction Reports and Analysis Centre.
Securities Law Information
If you acquire shares upon exercise of the New Options and you offer your shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.

CANADA
Tax Information3
Option Exchange
The exchange of Eligible Options for New Options should qualify for tax free exchange treatment under the Income Tax Act. As a result, the New Options will be deemed to be the same as and a continuation of the exchanged Eligible Options. Therefore, you will continue to be eligible for the one-half exclusion and deferral of the remaining taxable amount at the time of exercise of the New Options (as described in further detail below under “Exercise of New Options.”
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the New Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.
In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the New Options.
You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.
Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.
Dividends
If you hold the shares acquired upon the exercise of the New Options, you may or not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid with respect to the shares will be subject to income tax in Canada and also to U.S. federal income tax withholding. You generally will be entitled to a tax credit against your Canadian income tax for the U.S. federal income tax withheld.

[3]	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer under provincial tax laws.

Sale of Shares
When you sell the shares acquired upon exercise of the New Options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.
If you own other shares of Aruba, which you have acquired at the exercise of other options or outside of the Plan, your adjusted cost base may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.
One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.
Withholding and Reporting
Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your New Options.
Your employer will also withhold income tax on the taxable amount at the time of exercise. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.
Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.
You are responsible for reporting and paying any taxes due as a result of the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.

GERMANY
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Option
You will not be subject to tax when the new option is granted to you.
Exercise of New Option
When you exercise your new option, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.
Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread per calendar year the lesser of (1) €135 and (2) 50% of the value of the shares acquired at exercise because this income results from the purchase of stock in your employer’s parent company. You should consult with your personal tax advisor to determine if this deduction applies to your specific situation.
Dividends
If you hold the shares acquired upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid will be subject to income tax in Germany and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your German income tax for the U.S. federal income tax withheld.
Sale of Shares
When you subsequently sell shares acquired upon the exercise of the New Options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge), provided you do not own 1% or more of Aruba’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If this flat tax rate exceeds your standard progressive tax rate, you may elect to be taxed on the dividends at your standard income tax rate (including the solidarity surcharge). You may deduct €801 from all capital gains and other income derived from capital investment you earned in the relevant tax year.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) at the time of exercise of the New Options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. You are also responsible for reporting and paying any taxes due as a result of the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.

Other Information
Exchange Control Information
Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of shares of Aruba common stock, the bank will provide you with the required form. In addition, you must report any receivables or payables or monetary claims against a person or entity outside Germany exceeding an amount of €5,000,000 on a monthly basis. Finally, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Aruba, you must report such holding annually.

HONG KONG
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to salaries tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident Fund contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.
Please note that if you leave Hong Kong permanently and subsequently exercise the New Options, the spread nevertheless will be considered Hong Kong-source income subject to salaries tax in Hong Kong. You may elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In such case, you will be taxed on a “notional” spread based on the assumption that the New Options were exercised on a day within 7 days before the date of submission of your tax return for the year of assessment in which you permanently depart Hong Kong. If the value of the shares increases, such that the actual spread is greater than the notional spread, no additional tax will be due. If the value of the shares decreases, such that the actual spread is less than the notional spread, you may request a refund of any tax overpayment.
Dividends
If you hold the shares acquired upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid with respect to the shares will not be taxable in Hong Kong. However, dividends will be subject to U.S. federal income tax withheld at source.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will not be subject to gains tax.
Withholding and Reporting
Your employer is not required to withhold tax due at the time of exercise of the New Options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the exercise of the New Options.
If you leave Hong Kong permanently and subsequently exercise the New Options and do not settle your tax liability prior to departure, as described above, you and your employer remain obligated to report the income resulting from the exercise of the New Options and you remain obligated to pay any applicable tax.

Other Information
Special Terms
WARNING. The Offer to Exchange Eligible Options, grant of New Options and the shares issued upon exercise do not constitute a public offer of securities under Hong Kong law and are available only to employees of Aruba or its subsidiaries or affiliates.
Please note that this Offer to Exchange and your grant documents have not been reviewed by any regulatory authority in Hong Kong. You are cautioned to review the Offer to Exchange and grant documentation carefully as it may not include the same information as an offer made by a Hong Kong issuer. If you are in any doubt about the contents of the Offer to Exchange, the new option grants or the 2007 Equity Incentive Plan, you should obtain independent legal advice.

JAPAN
Tax Information
Option Exchange
Japanese tax laws do not address the tax consequences of an option exchange. You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options, but that result is not certain given the lack of tax law on option exchanges. You should check with your tax advisor for information concerning possible tax consequences to you.
Grant of New Options
You likely will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the New Options.
Dividends
If you hold the shares acquired upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid will be subject to tax in Japan and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your Japanese income tax for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.
Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise the New Options. You are solely responsible for filing a personal tax return and reporting and paying any taxes resulting from this Offer to Exchange, the grant and exercise of the New Options, the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.
Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of their participation in an equity incentive plan; thus, they are systematically auditing the tax returns of such employees to confirm that the resulting income is being correctly reported.

Other Information
Exchange Control Notification
If you purchase shares with a value exceeding ¥30,000,000 in a single transaction, you must file a Payment Report with the Ministry of Finance. If the payment is made without the involvement of a bank in Japan, the Payment Report must be filed by the 20th day of the month following the month the payment is made. If the payment is made through a bank in Japan, the Payment Report must be filed through the bank within 10 days after the payment is made.
If you purchase shares with a value exceeding ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report, in addition to the Payment Report, with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares.

KOREA
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be considered Class B income.
Dividends
If you hold the shares acquired upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid will be subject to tax in Korea and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your Korean income tax for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.
Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise the New Options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of the New Options. You are solely responsible for reporting and paying any taxes due as a result of the Offer to Exchange, the grant and exercise of the New Options, the receipt of any dividends and the subsequent sale of shares acquired upon the exercise of the New Options. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you may be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.
Other Information
Exchange Control
If you remit funds out of Korea to pay the exercise price at exercise of the New Options, your remittance must be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. The following supporting documents evidencing the nature of the remittance must be submitted to the bank together with the confirmation application: (i) the notice of grant; (ii) the 2007 Equity Incentive Plan; (iii) a document evidencing the type of shares to be acquired and the amount (e.g., the award certificate); and (iv) your certificate of employment. This confirmation is not necessary for cashless exercises because no funds are remitted out of Korea.
Additionally, exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within 18 months of the sale.

MALAYSIA
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference between the exercise price of the new option and the lower of (i) the fair market value of Aruba stock on the date the New Options vest (i.e., when the New Options become exercisable) and (ii) the fair market value of Aruba stock on the date the New Options are exercised.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Dividends derived from shares of an issuer outside of Malaysia are not subject to tax in Malaysia, but they are subject to U.S. federal income tax withholding.
Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will not be required to pay any tax on any gain from the sale of your shares because there is currently no capital gains tax in Malaysia (effective April 1, 2007) unless you are in the business of buying and selling shares and the gains are remitted to Malaysia.
Withholding and Reporting
Your employer is required to report the grant of the New Options to the Inland Revenue Board and is required to report the exercise of the New Options on your annual return of remuneration. Your employer also is required to withhold income tax when you exercise the New Options. However, it is still your responsibility to report the taxable benefits of the New Options on your annual tax return and to pay any applicable tax not otherwise withheld by your employer. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.
Other Information
Director Notification Requirements
If you are a director of a Malaysian affiliate of Aruba, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive or dispose of an interest (e.g., options, shares) in Aruba or any related company. These notifications must be made within fourteen days of receiving or disposing of any interest in Aruba or any related company.
Insider Trading Notification
You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of shares acquired from the exercise of the New Options. Under the Malaysian insider-trading rules, you are prohibited from acquiring or selling shares of Aruba common stock or rights to shares of Aruba common stock (e.g., options) when you are in possession of information, which is not generally available and which you know or should know will have a material effect on the price of shares of Aruba common stock once such information is generally available.

MEXICO
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the exercise date and the exercise price. You likely will not be subject to social insurance contributions.
Dividends
If you hold the shares acquired upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid will be subject to tax in Mexico and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your Mexican income tax for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will be subject to tax. The taxable amount will be the difference between the sale price and your tax basis in the shares.
Your tax basis in the shares will be the amount you paid for the shares (i.e., the exercise price), plus any brokerage fees paid to buy or sell the shares, all adjusted for inflation.
Please note that this means that you may be subject to double taxation on the spread. You should consult with your personal tax advisor regarding whether you may include the amount subject to tax at exercise (i.e., the spread) in the tax basis of your shares.
Withholding and Reporting
Your employer is not required to withhold and report tax due when you exercise the New Options. You are responsible for reporting any income and paying any applicable taxes resulting from the exercise of the New Options, the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.

NEW ZEALAND
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will not be subject to social insurance contributions or accident compensation contribution levies on the spread.
Foreign Investment Tax
You may be subject to foreign investment tax if your aggregate overseas investments exceed NZ$50,000 under the recently changed provisions of New Zealand’s foreign investment funds rules. We strongly recommend that you consult your personal tax advisor to determine whether the foreign investment tax applies to shares you acquire under the Plan.
Dividends
If you hold the shares acquired upon exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid will be subject to tax in New Zealand and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your New Zealand income tax for the U.S. federal income tax withheld.
Sale of Shares
If you are not subject to New Zealand’s foreign investment tax (described above), you may be subject to income tax when you sell any shares acquired upon the exercise of the New Options, depending on how long you hold the shares.
Under the New Zealand Income Tax Act (the “Act”), income tax is imposed on gains from the sale of shares only if the shares are purchased for the purpose of selling or otherwise disposing of them. However, the Act does not specify how long shares must be held before sale to avoid this characterization and taxation at sale. If you sell your shares immediately or shortly after exercise, the tax authorities are likely to deem the shares as having been purchased for the purpose of sale; any gain realized, therefore, will be subject to income tax. If, on the other hand, you hold the shares for at least a year, you may be able to assert an investment motive for acquiring the shares; if successfully asserted, any gain realized will not be subject to income tax. There is some uncertainty as to how the gain will be measured for tax purposes, but the likely measure will be the difference between the sale price and the fair market value of the shares at exercise. Due to this uncertainty, please consult your personal tax advisor regarding the tax treatment of your shares at sale.

Withholding and Reporting
Your employer is not required to withhold or report income tax due at the time of exercise or sale. You are responsible for reporting and paying any taxes resulting from the exercise of the New Options, the receipt of any dividends and the sale of the shares acquired upon exercise of the New Options.

NORWAY
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the exercise date and the exercise price. You will also be subject to social insurance contributions on the spread.
It may be possible to reduce the effective income tax and social insurance rates that apply to the spread at exercise by allocating the taxable amount at exercise over the period between the grant date and the exercise date. You should consult your personal tax advisor for further details.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends you receive will be subject to income tax in Norway, in which case you may be entitled to deduct a calculated allowance when calculating your taxable income. In addition, any dividends you receive will also be subject to U.S. federal income tax withholding. You may be entitled to a tax credit in Norway for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be entitled to deduct an allowance when calculating your taxable income. Any loss generated by the sale of shares will be deductible against your ordinary income.
Wealth Tax
You will be subject to wealth tax on the New Options and shares you hold at year-end. The taxable amount is based on the fair market value of the shares on January 1 of the year following the relevant tax year. 4 If the New Options have not vested, an exemption from the wealth tax may be available. In this case, you should include an explanation in your tax return that the New Options are not yet vested and are non-transferable and, thus, should not be subject to wealth tax.

[4]	Prior to 2009, 85% of the fair market value of the shares was taken into account when calculating the taxable amount for wealth tax purposes. As of January 1, 2009, 100% of the fair market value of the shares will be taken into account for this purpose.

Exit Tax
You may be subject to income tax and/or capital gains tax on the New Options and/or shares held at the time of emigration if you emigrate from Norway. You should consult with your personal tax advisor regarding your tax obligations if you are emigrating from Norway.
Withholding and Reporting
Your employer is required to withhold and report the income tax and social insurance contributions due when you exercise your New Options. Your employer is also required to report the grant of the New Options in the annual payroll deduction statement.
If your New Options are subject to wealth tax, your employer is required to report the wealth tax value. If your New Options are not yet vested, your employer may attach a memorandum to the annual payroll deduction statement explaining why your New Options are not subject to wealth tax. A copy of this memorandum may be given to you to file with your tax return.
You are responsible for reporting the income on your annual tax return and for paying any tax not otherwise withheld by your employer. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.

SAUDI ARABIA
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you, as there is currently no individual income tax in Saudi Arabia.
Exercise of New Options
You will not be subject to tax when you exercise the New Options, as there is currently no individual income tax in Saudi Arabia.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Dividends are not subject to tax in Saudi Arabia, but they are subject to U.S. federal income tax withholding.
Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will not be required to pay any tax on any gain from the sale of your shares because there is currently no individual income tax in Saudi Arabia.
Withholding and Reporting
Your employer does not have any tax withholding or reporting obligations in connection with the New Options because there is currently no individual income tax in Saudi Arabia.

SINGAPORE
Tax Information
Option Exchange
You may be subject to tax as a result of the exchange of Eligible Options for the New Options as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the New Options when you exercise them. However, this result is not certain.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
Assuming you are not taxed when the exchanged Eligible Options are cancelled, when you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not likely be subject to Central Provident Fund contributions on the spread.
If you are exercising employment in Singapore when the new option is granted to you, even if you exercise the new option outside of Singapore or after you have permanently departed from Singapore, you will be subject to income tax in Singapore on the spread at exercise.
In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised New Options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the New Option Grant Date, and (b) the exercise price. If you later exercise the new option and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within six years of assessment after the “deemed exercise” rule is applied.
Your tax treatment may be different if one of the following schemes applies. Please consult with your personal tax advisor to determine whether one or both of the favorable tax schemes apply and which portion, if any, of the New Options may qualify for the favorable tax treatment.
Employee Remuneration Incentive Scheme (All Corporations) (“ERIS (All Corporations) Scheme”)
Please note that the ERIS (All Corporations) Scheme is available only if the New Options are granted to at least 25% of the employees employed by the Singapore affiliate of Aruba (i.e., your employer). Additionally, your option must not vest until after the first anniversary of the grant date.
Provided certain conditions are met (including the minimum vesting period highlighted above), you may qualify for a tax exemption on the first S$2,000 of the spread at exercise each year. If you qualify for the ERIS (All Corporations) Scheme, you will have to pay tax only on 75% of the remaining spread (after the S$2,000 exemption). However, tax exemptions under this scheme are limited to S$1 million of gains over a ten-year period.

Qualified Employee Equity-Based Remuneration Scheme (“QEEBR Scheme”)
You may apply to the IRAS for a deferral of the tax due at exercise under the QEEBR Scheme on the spread. If you qualify for deferral under the QEEBR Scheme, interest will accrue on the deferral tax as explained below.
To take advantage of this tax deferral, the vesting provisions of your option must be as follows:
(a)	where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

(b)	where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.
To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:
(a)	you must be exercising employment in Singapore at the time the option is exercised;

(b)	you must be employed by the Singapore affiliate of Western Union at the time the option is exercised and you must have been continuously employed by the Singapore affiliate of Western Union since the option was granted to you by Western Union; and

(c)	the tax payable on the QEEBR gains must not be borne by your employer.
You will not qualify for the QEEBR Scheme if:
(a)	you are an undischarged bankrupt;

(b)	IRAS records show that you are a delinquent taxpayer; or

(c)	the tax on the QEEBR gains is less than S$200.
If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time you file your income tax return for the year of assessment. You must submit to the IRAS the appropriate application form, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax return.
The maximum deferral period is five years starting from 1 January of the year of assessment (i.e., the year after exercise) for which your QEEBR gains are assessed. You may defer the tax on the QEEBR gains for any period of time, up to the five year maximum.
The interest charge on the deferred tax will commence one month after the date of assessment. The applicable interest rate will be pegged to the average prime rate of the Big Three Banks offered on 15 April of each year and interest will be computed annually based at this rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due upon the expiration of the deferral period. You may pay the deferred tax early with a lump sum payment.
Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately in the following circumstances:
(a)	if you are a foreign employee (including a Singapore permanent resident), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;
(b)	if you become bankrupt; and

(c)	if you die (the deferred tax and the appropriate interest charge would be recovered from your estate).
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid will be subject to U.S. federal income tax withheld at source. Foreign source dividends are exempt from taxation in Singapore.
Sale of Shares
If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.
Withholding and Reporting
Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, the grant or exercise of New Options, the receipt of any dividends or the sale of shares acquired upon the exercise of the New Options. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to this exchange or the exercise of the new option. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.
Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.
Other Information
Securities Law Information
The grant of the New Options is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), under which it is exempt from the prospectus and registration requirements under the SFA.

Director Reporting Requirements
If you are a director, associate director or shadow director of a Singapore affiliate of Aruba, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Aruba or any related companies. Please contact Aruba to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Aruba or any related company (including when you sell shares acquired under the exchange program) or if you participate in the Offer to Exchange. These notifications must be made within two days of acquiring or disposing of any interest in Aruba or any related company. In addition, a notification must be made of your interests in Aruba or any related company within two days of becoming a director.

SPAIN
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax at your progressive rate on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be considered compensation in-kind subject to payment on account and you will be charged with the payment on account. Social insurance contributions will be due on the taxable amount, unless the applicable wage ceiling has already been met.
Tax Exemption: Notwithstanding the above, the first €12,000 of compensation in-kind recognized at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group (please note this requirement is met); (2) the offer is carried out in compliance with the general compensation policy of the employer or the employer’s group and it contributes to the participation of the employees in the employing company; (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of Aruba’s capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of compensation in-kind of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. Please consult your personal tax advisor to determine whether this exemption may be applicable to your circumstances.
40% Exclusion: You may be able to exclude 40% of the taxable amount (i.e., the amount in excess of the €12,000 exempted in a 12-month period, as discussed above) when you exercise the New Options provided that Aruba does not grant options on a repeated basis and you do not exercise the new option until two years and a day after the new option has been granted to you. In addition, the taxable amount at the time of exercise of the New Options cannot exceed the amount which results when you multiply the average annual salary of individual taxpayer residents of Spain (€22,100 for 2009) by the number of years you have been earning salary in Spain. The €22,100 limit can be doubled to €44,200 if Aruba grants options to all employees of your employer and you hold the shares acquired upon exercise of the New Options for at least three years. Please consult your personal tax advisor to determine whether this exclusion may be applicable to your circumstances.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends you receive will be subject to income tax in Spain and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your Spanish income tax for the U.S. federal income tax withheld.

Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will be subject to tax on the difference between the sale proceeds and the acquisition cost. The acquisition cost will likely be computed as the price you paid for the shares on the exercise date (i.e., the exercise price) plus the gross amount recognized as compensation in kind and subject to tax at exercise. The gain will be taxed at the flat rate applicable to capital gains (currently 18%), irrespective of how long you hold the shares.
Withholding and Reporting
Under current laws, if the taxable spread at exercise is considered compensation in-kind, your employer will charge the payment on account obligation to you. Such amount, along with any social insurance contributions due, will be withheld from either the spread at exercise or your salary. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. You are responsible for paying any taxes due as a result of the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options. It is also your responsibility to declare the receipt of any dividends and the sale of shares on your individual income tax return.
Other Information
Exchange Control Notification
It is your responsibility to comply with exchange control regulations in Spain. The purchase of shares of Aruba common stock must be declared by the purchaser for statistical purposes to the Spanish Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”), of the Ministerio de Economia. If you purchase the shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGPCIE for you. Otherwise, you must make the declaration by filing the appropriate form with the DGPCIE. In addition, you must also file a declaration of the ownership of the securities with the Directorate of Foreign Transactions each January while the shares are owned.
When receiving foreign currency payments derived from the ownership of shares of Aruba common stock (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment, the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of Aruba; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any additional information that may be required.
If you wish to import the ownership title of the shares of Aruba common stock (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGPCIE.

SWEDEN
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to tax on the difference (or “spread”) between the fair market value of shares on the date of exercise and the exercise price. Your employer will be subject to social insurance contributions on this amount.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid will be subject to capital income tax in Sweden and also to U.S. federal income tax withholding. Capital income tax will be assessed at a flat rate of 30% because shares of Aruba common stock are listed on an exchange (i.e., Nasdaq Global Market). You may be entitled to a tax credit for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will be subject to capital gains tax.
The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. As an alternative taxable amount, you may choose 80% of the sale proceeds provided the shares are listed on an exchange (e.g., Nasdaq Global Market). Capital gains tax will be assessed at a flat rate of 30% because shares of Aruba common stock are listed on an exchange.
If you realize a loss when you subsequently sell the shares, you will be able to deduct the loss against certain capital gains during the same year. A tax deduction corresponding to a percentage of the loss is allowed to the extent the loss cannot be offset against capital gains in the same year. The deductible amount is 30% of the portion of the loss not exceeding SEK100,000 and 21% of any remaining portion of the loss.
Withholding and Reporting
Your employer is required to withhold and report income tax on any income you derive from the New Options. You are required to inform your employer that you have purchased shares and to disclose the amount of taxable income by no later than then end of the month following exercise.
Additionally, when you exercise the New Options, you must report the income realized as compensation income on your personal income tax return for the year of exercise. The amount you report should correspond to the amount reported by your employer on your annual salary statement. You will also be responsible for declaring the receipt of any dividends and the sale of shares on your individual income tax return and paying any tax resulting from the receipt of any dividends and the sale of shares.

TAIWAN
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax, you will be taxed on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price at your marginal the rate. You will not be subject to social insurance contributions on the spread.
Dividends
If you hold the shares acquired upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends you receive will not be subject to tax in Taiwan, but they are subject to U.S. federal income tax withholding. However, please note that starting from January 1, 2010, any dividend income you derive from the shares of Aruba common stock acquired upon exercise of the New Options (i.e., income from foreign sources) may be includible as part of your basic income for purposes of calculating your Alternative Minimum Tax (“AMT”) under the newly promulgated AMT regime. In the event you must include your dividends in your basic income, you may be entitled to a tax credit in Taiwan for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will not be subject to tax. However, please note that starting from January 1, 2010, any income you derive from the sale of shares of Aruba common stock (i.e., income from foreign sources) may be includible as part of your basic income for purposes of calculating your AMT.
Withholding and Reporting
Your employer is required to report income tax on any income you derive from the New Options. You are required to inform your employer that you have purchased shares and to disclose the amount of taxable income by no later than then end of the month following exercise.
Additionally, when you exercise the New Options, you must report the income realized as compensation income on your personal income tax return for the year of exercise and pay the tax due. The amount you report should correspond to the amount reported by your employer on your annual salary statement. You are responsible for declaring the receipt of any dividends and the sale of shares on your individual income tax return and paying any tax resulting from the receipt of any dividends and the sale of shares.

THAILAND
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to tax on the difference (or “spread”) between the fair market value5 of the shares on the date of exercise and the exercise price. The spread will be characterized as a fringe benefit. You will not be subject to social insurance contributions on the spread.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid will be subject to U.S. federal income tax withholding and will be subject to tax in Thailand if you are a Thai resident and repatriate the dividends to Thailand in the same year the dividends are received. You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year. You may be entitled to a tax credit against your Thai income tax liability for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will be subject to Thai personal income tax on the capital gain unless you are not a Thai tax resident in the year of sale or you do not bring the sale proceeds into Thailand in the same year. You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year. Due to exchange control regulations (as described below), you may be required to repatriate any sale proceeds to Thailand in the year that you sell the shares; in which case, you will be subject to tax on the gain. The taxable amount on the capital gain will be the difference between the sale price and the fair market value of the shares on the date of exercise.
Withholding and Reporting
Your employer is required to withhold and report income tax when you exercise the New Options. You are also responsible for reporting and paying any tax resulting from the exercise of the New Options and the sale of your shares.

[5]	For Thai tax purposes, the fair market value of the shares on a given date is defined as follows: (i) if there is a public offering sale price on the date that the share ownership is transferred, the fair market value will be equal to such price; or (ii) if there is no public offering sale price on the date that the share ownership is transferred, and the shares are traded on a stock exchange other than the Thai Exchange (as is the case for Aruba’s common stock), the average trading price of the shares on the relevant stock exchange (in Aruba’s case, this is the Nasdaq Global Market) during the month preceding that date.

Other Information
Exchange Control
It is your responsibility to comply with all exchange control regulations in Thailand. If you exercise the New Options with cash, you may apply directly to a commercial bank in Thailand for approval to remit up to US$1,000,000 per year for the purchase of shares of Aruba common stock. If you exercise your options by way of a cashless method of exercise, no application to a commercial bank is required. In addition, you are required to immediately repatriate the proceeds from the sale of your shares to Thailand. Within the next 360 days after the repatriation date, you must deposit the sale proceeds into a foreign currency deposit account or convert them to local currency. If the amount of your proceeds is equal to or greater than US$20,000, you must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form through the bank at which you deposit or convert the sale proceeds.

UNITED ARAB EMIRATES
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you, as there is currently no personal income tax imposed in the United Arab Emirates.
Exercise of New Options
You will not be subject to tax when you exercise the New Options, as there is currently no personal income tax imposed in the United Arab Emirates.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Dividends are not subject to tax in the United Arab Emirates, but they are subject to U.S. federal income tax withholding.
Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will not be required to pay any tax on any gain from the sale of your shares because there is currently no personal income tax imposed in the United Arab Emirates.
Withholding and Reporting
Your employer does not have any tax withholding or reporting obligations in connection with the New Options because there is currently no personal income tax imposed in the United Arab Emirates.

UNITED KINGDOM
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.
Terms of New Option Grant
The New Options are subject to your agreement to pay the employer national insurance contributions (“NICs”) on the income at exercise of the option and to execute a joint election with Aruba and/or your employer to shift the employer NICs to you. Your Eligible Options are also subject to a joint election for your payment of the employer NICs.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee NICs on the spread when you exercise the New Options. Pursuant to a joint election between you and Aruba and/or your employer, you will also be responsible to meet the liability for employer NICs on the spread (currently at a rate of 12.8%) when you exercise the New Options. Your employer will calculate the income tax and NICs due on exercise of the New Options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the income tax under the Pay As You Earn (“PAYE”) system or by another method permitted in the applicable stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the New Options, otherwise you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to further income tax and NICs payable by you.
Dividends
If you hold the shares received upon the exercise of the New Options, you may or may not receive dividends depending on whether Aruba declares a dividend in its discretion. Any dividends paid with respect to the shares will be subject to income tax in the U.K. (but not NICs) and also to U.S. federal income tax withholding. Your applicable tax rate will depend on your total income. You will need to declare your dividend income to the HMRC on your annual tax return. You may be entitled to a tax credit against your U.K. income tax for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired upon the exercise of the New Options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £9,600).

Furthermore, if you acquire other shares in Aruba, you must take into account the share identification rules in calculating your capital gains liability.
Withholding and Reporting
Your employer is required to withhold income tax and employees’ NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the New Options, the exercise of the New Options, other related income and any tax withheld. You are responsible for reporting the exercise of the New Options and for reporting and paying any tax resulting from the sale of shares.